                                                                    EXHIBIT 10.9



                              AMENDED AND RESTATED
                        UNANIMOUS SHAREHOLDERS AGREEMENT
                            OF CORPORATION CINEGROUPE

                                TABLE OF CONTENTS

ARTICLE 1  RECITALS, DEFINITIONS AND INTERPRETATION                            4

ARTICLE 2  CONTRIBUTION OF THE SHAREHOLDERS                                   10

ARTICLE 3  RESTRICTIONS ON TRANSFER OF SHARES                                 11

ARTICLE 4  ISSUANCE OF SHARES                                                 14

ARTICLE 5  RIGHTS OF FIRST REFUSAL                                            16

ARTICLE 6  RIGHTS OF PETTIGREW AND PETTIGREW'S CORPORATION TO PURCHASE
           ALL SHARES AND/OR CONVERTIBLE DEBENTURE COVERED BY AN
           OFFEROR'S OFFER MADE TO CINEPIX (AND ITS SUCCESSORS)               18

ARTICLE 7  FINANCIAL REPORTING                                                20

ARTICLE 8  FORCED SALE OPTION                                                 21

ARTICLE 9  DEATH OR DISABILITY OF PETTIGREW                                   23

ARTICLE 10 LIFE INSURANCE AND DISABILITY INSURANCE                            23

ARTICLE 11 CHANGE OF CONTROL OF CINEPIX                                       25

ARTICLE 12 DEFAULT                                                            27

ARTICLE 13 VALUATION                                                          29

ARTICLE 14 CLOSING                                                            30

ARTICLE 15 CONDUCT OF THE AFFAIRS OF THE CORPORATION                          31

ARTICLE 16 TRANSFER OF VOTING RIGHTS; CONVERSION OF SHARES; QUEBEC
           CONTROL; SHARES IN TRUST                                           38

ARTICLE 17 FINANCING                                                          41

ARTICLE 18 ADDITIONAL FINANCING                                               41

ARTICLE 19 UNDERTAKINGS OF THE CORPORATION                                    43

ARTICLE 20 UNDERTAKINGS IN CASE OF A PUBLIC LISTING                           43

ARTICLE 21 REPRESENTATIONS AND WARRANTIES                                     44

ARTICLE 22 CONFIDENTIALITY                                                    45

ARTICLE 23 NON-SOLICITATION                                                   46

ARTICLE 24 ARBITRATION                                                        47

ARTICLE 25 GENERAL                                                            48

AMENDED AND RESTATED UNANIMOUS SHAREHOLDERS AGREEMENT made as of the 10th day of July, 2001

BETWEEN: ANIMATION CINEPIX INC., a body corporate, incorporated under the Canada Business Corporations Act and represented by Andre Link, its President, duly authorized as he so declares;

                         (hereinafter referred to as "CINEPIX")

                                                               OF THE FIRST PART

AND: JACQUES PETTIGREW, businessman, residing at 1835 du Sommet Trinite Street, St-Bruno, Quebec J3V 6E4;

                         (hereinafter referred to as "PETTIGREW")

                                                              OF THE SECOND PART

AND: ROBERT PAUL, in his capacity as trustee of the Faire Trust, a trust governed by the laws of the Province of Ontario and not in his personal capacity;

                         (hereinafter referred to as "FAIRE TRUST")

                                                               OF THE THIRD PART

AND: FOX FAMILY WORLDWIDE, INC., a body corporate, incorporated under the laws of the State of Delaware, U.S.A., and represented by Mel Woods, its President;

                         (hereinafter referred to as "FOX FAMILY")

                                                              OF THE FOURTH PART

AND: FIDUCIE FAMILLE PETTIGREW, a trust created and governed by the laws of the Province of Quebec and represented by Jacques Pettigrew and Jacqueline Pettigrew, duly authorized as they so declare;

                         (hereinafter referred to as "FIDUCIE PETTIGREW")

                                                               OF THE FIFTH PART

AND: SGF TECH INC., a body corporate duly incorporated under the Companies Act (Quebec) and represented by Jean-Pierre Frechette, its Vice President, Development, and by Andre Roy, Senior Vice President, Administration of Societe Generale de Financement du Quebec, duly authorized as they so declare;

                         (hereinafter referred to as "SGF TECH")

                                                               OF THE SIXTH PART

                         (Cinepix, Pettigrew, Faire Trust, Fox Family, Fiducie Pettigrew and SGF Tech and any other shareholder bound by this Amended and Restated Agreement are collectively hereinafter referred to as the "SHAREHOLDERS" and each one of the Shareholders may also be referred to hereinafter as the "SHAREHOLDER")

AND AS INTERVENING PARTIES:

                         CORPORATION CINEGROUPE, a corporation duly incorporated under the Companies Act (Quebec) and represented by Jacques Pettigrew, its President and by Andre Link, its Secretary-Treasurer, duly authorized as they so declare;

                         (hereinafter referred to as "CORPORATION")

                         LIONS GATE ENTERTAINMENT CORP., a body corporate, incorporated under the laws of the Province of British Columbia and represented by Gordon Keep, its Senior Vice-President, duly authorized as he so declares;

                         (hereinafter referred to as "LIONS GATE")

WHEREAS the articles of incorporation of the Corporation, as amended, have been amended so as to create Class E Shares which are voting and participating Shares ranking for some of their rights senior to Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class F Shares and Class P Shares, are retractable and exchangeable (the "ARTICLES");

WHEREAS the authorized share capital of the Corporation now consists of an unlimited number of Class A Shares, Class C Shares, Class D Shares, Class E Shares and Class F Shares, a number limited to 100,000 Class B Shares and a number limited to 100,000 Class P Shares, all without par value, of which, 206,000 Class A Shares, 22,001 Class B Shares, 84,000 Class P Shares and 168,007 Class E Shares are issued and outstanding;

WHEREAS, as of this date, the following persons are the beneficial owners of the number and Class of issued and outstanding Shares of the share capital of the Corporation (except in the case of Faire Trust wherein the beneficial owners of the Shares are the beneficiaries of Faire Trust), as hereinafter set forth.


=================================================================================================================
                                    CLASS A SHARES       CLASS B SHARES       CLASS P SHARES       CLASS E SHARES
-----------------------------------------------------------------------------------------------------------------

Animation Cinepix Inc.                     119,000               22,001
-----------------------------------------------------------------------------------------------------------------
Jacques Pettigrew                                                                     77,520
-----------------------------------------------------------------------------------------------------------------
Fiducie Famille Pettigrew                                                              6,480
-----------------------------------------------------------------------------------------------------------------
Fox Family Worldwide, Inc.                  58,000
-----------------------------------------------------------------------------------------------------------------
SGF Tech Inc.                                                                                             168,007
-----------------------------------------------------------------------------------------------------------------
Robert Paul, as trustee of                  29,000
Faire Trust
-----------------------------------------------------------------------------------------------------------------
TOTAL                                      206,000               22,001               84,000              168,007
=================================================================================================================

WHEREAS the Convertible Debenture, as this expression is defined in Subsection
1.2.20 is, as of this date, of a principal amount of Two Million Eight Hundred Ninety-Nine Thousand and Nine Hundred Fifty Canadian Dollars (CDN$2,899,950);

WHEREAS the Lions Gate Debenture, as defined in Subsection 1.2.34, is, as of this date, of the principal amount of Four Million Canadian Dollars (CDN$4,000,000);

WHEREAS other than as noted above and for the Option to Faire Trust and the Option to Pettigrew and the anti-dilution right of SGF Tech provided by the Articles, there are no other issued and outstanding Shares, Securities, debentures or Convertible Securities of the Corporation;

WHEREAS the Corporation carries on the business of producing and distributing movies, television series, mini-series, motion pictures, films, videotapes, animated productions or other programs produced for television or theatrical release or for release in any other medium, whether theatrically released or shown on network, free or cable, pay and/or other television medium or in the home-movie market, and all ancillary activities relating thereto, specifically within the fields of animation, children and family, and documentary products and activities as well as numeric studios, interactive and multi-media products (hereinafter the "BUSINESS");

WHEREAS each of the Shareholders wishes to provide for the manner in which the affairs of the Corporation shall be conducted, their obligations with respect to the Corporation and the disposition of their Shares in the Corporation on the happening of certain events as well as various other issues;

WHEREAS a unanimous shareholders' agreement was entered into on June 23, 1998 by the Shareholders, except Fiducie Pettigrew and SGF Tech, the Corporation, Lions Gate, Lions Gate Films Corp., Cinepix Films Inc. and Cinepix Inc. (the "FORMER AGREEMENT");

WHEREAS Fiducie Pettigrew, who subsequently to June 23, 1998 became a Shareholder, has agreed by an instrument in writing to be bound by and to benefit of the provisions of the Former Agreement;

WHEREAS the Former Agreement was amended as of September 8, 2000 by way of incorporating said amendments therein (the "FIRST AMENDMENT");

WHEREAS the Former Agreement was further amended on September 8, 2000 (the "SECOND AMENDMENT");

WHEREAS the Shareholders wish to restate and amend the Former Agreement, as amended by the First Amendment and the Second Amendment, so as to reflect the provisions of the letter of intent executed by SGF Tech and the Corporation on December 8, 2000, as amended on February 16, 2001, and by subsequent discussions and the subscription made by SGF Tech under the Subscription Agreement.


               Article 1 RECITALS, DEFINITIONS AND INTERPRETATION

1.1 The recitals and the following schedules form an integral part of this Amended and Restated Agreement:

     Schedule 1.2.20 : Convertible Debenture

     Schedule 1.2.26 : Employment Agreement of Pettigrew

     Schedule 1.2.34 : Lions Gate Debenture

     Schedule 1.2.37 : Option to Faire Trust

     Schedule 1.2.38 : Option to Pettigrew

     Schedule 3.1    : Put Agreement between Lions Gate and Fox Family, as
                       amended, and Put Assignment Agreement, as amended

     Schedule 15.1   : List of Competitors

1.2 In this Amended and Restated Agreement, unless something in the subject matter or context is inconsistent therewith:

     1.2.1 "ACCEPTABLE SECURITIES" means securities listed on an Acceptable Stock Exchange, where, at the relevant time:

               (1) such securities will be immediately freely tradeable upon their acquisition;

               (2) the market capitalization of all such securities of an issuer shall be not less than one hundred million Canadian dollars (CDN $100,000,000);

               (3) such securities are securities of a corporation of which not less than twenty percent (20%) of all its outstanding securities are so listed and freely tradeable; and

               (4) the monthly weighted average trading volume of such securities exceeds five percent (5%) of the total issued and outstanding securities of a corporation; or

               (5) securities which are immediately freely tradeable in Canada upon their acquisition where, at the time of their acquisition, a positive liquidity opinion as provided by Rule 61-501 of the Ontario Securities Commission from a member of the Acceptable Stock Exchange where the securities are listed is given to the Corporation and its Shareholders.

     1.2.2 "ACCEPTABLE STOCK EXCHANGE" means The Toronto Stock Exchange, the New York Stock Exchange, NASDAQ or the Canadian Venture Exchange Inc. (CDNX), or any successor thereto;

     1.2.3 "AFFILIATE" has the meaning ascribed to such term in the Securities Act (Quebec) as in effect at the date hereof;

     1.2.4 "AMENDED AND RESTATED AGREEMENT" means, unless the context otherwise requires, this Amended and Restated Unanimous Shareholders Agreement and the schedules attached hereto;

     1.2.5 "APPLICABLE FISCAL LAW" means the Income Tax Act (Canada), as amended or replaced;

     1.2.6 "APPLICABLE LAW" means any domestic or foreign statute, law, ordinance, regulation, by-law or order that applies to the Corporation or any of its Subsidiaries;

     1.2.7 "AUDITORS" means the auditors of the Corporation and shall be deemed to include the accountants of the Corporation where the Corporation has not appointed auditors;

     1.2.8     "BOARD" means the board of directors of the Corporation;

     1.2.9 "BUSINESS" has the meaning ascribed to such term in the recitals hereto;

     1.2.10 "BUSINESS DAY" means a day which is not Saturday, Sunday or a civic or statutory holiday in Montreal, Quebec;

     1.2.11 "CANADIAN TAX CREDITS" includes any and all tax credits, benefits, capital cost allowances, advantages, grants or subsidies of any sort, existing or not at the date hereof, which are or may become available to the Corporation and which relate directly and are available exclusively to businesses that conduct the Business (in whole or in part), including those currently provided by, or arising from (without limitation), Sections 125.4 and 125.5 of the Income Tax Act (Canada), Regulation 1100 and Proposed Regulation 1106 of the Income Tax Regulations, as amended from time to time, or any replacement legislation or regulation, as the case may be;

     1.2.12 "CLASS A SHARE(S)" means one or more Class A Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.13 "CLASS B SHARE(S)" means one or more Class B Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.14 "CLASS C SHARE(S)" means one or more Class C Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.15 "CLASS D SHARE(S)" means one or more Class D Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.16 "CLASS E SHARE(S)" means one or more Class E Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.17 "CLASS F SHARE(S)" means one or more Class F Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.18 "CLASS P SHARE(S)" means one or more Class P Share(s) in the share capital of the Corporation as constituted at the date of this Amended and Restated Agreement;

     1.2.19 "CONTROL" (and "CONTROLLING"), whether used as a noun or verb, means the de jure and/or de facto control of a partnership, joint venture, corporation, trust or other entity (hereafter in this definition the "ENTITY"), consisting of (i) the right (whether through agreements or by law) to a majority of the votes in the election of the board of directors of the Entity; or (ii) the right (whether through agreements or by law) to direct the majority of members of the board of directors of the Entity in the exercise of their discretion and powers;

     1.2.20 "CONVERTIBLE DEBENTURE" means the non-secured and convertible debenture of a value of Two Million Eight Hundred Ninety-Nine Thousand and Nine Hundred Fifty Canadian Dollars (CDN$2,899,950), in capital, issued by the Corporation to Cinepix, which under certain conditions, is convertible for each Fifty Canadian Dollars (CDN$50) of capital into one (1) Class B Share or Class A Share, as the case may be; copy of said Convertible Debenture is attached hereto as Schedule 1.2.20;

     1.2.21 "CONVERTIBLE SECURITY" means a security of a body corporate, including a debt obligation, which is convertible into, exchangeable for or which carries a right or obligation to purchase, one or more Shares, voting securities or participating securities of such body corporate, including, for greater certainty, options and warrants;

     1.2.22    "DIRECTOR" or "DIRECTORS" means a member or members of the Board;

     1.2.23 "DISABILITY" means, in respect of Pettigrew, (a) the physical or mental disability of Pettigrew, whether caused by accident, illness or otherwise, arising during the time Pettigrew is an employee of the Corporation and resulting in the fact that Pettigrew cannot for any consecutive period of two (2) years perform all his then duties and responsibilities as employee of the Corporation, as determined in writing by a doctor jointly retained by SGF Tech (if it is a Shareholder), the Corporation and Pettigrew, or (b) the fact that a court of competent jurisdiction has declared Pettigrew to be mentally incompetent or incapable of managing his affairs, or (c) if the Corporation has disability insurance, the definition of permanent disability as provided in such disability insurance;

     1.2.24 "DISPOSE" and "DISPOSITION" means to sell, transfer, exchange, give, dispose of or otherwise assign in any manner whatsoever (including, without limitation, the grant of rights with respect to property) or any attempt to perform any of the foregoing actions;

     1.2.25 "EMERGENCY LOAN" has the meaning ascribed to such terms in Subsection 18.1.1;

     1.2.26 "EMPLOYMENT AGREEMENT" means the employment agreement entered into by the Corporation and Pettigrew under the agreement reproduced in Schedule 1.2.26 as amended from time to time;

     1.2.27 "ENCUMBER" means to hypothecate, mortgage, encumber with a charge, lien, priority, appropriation or option or otherwise to give as security or to encumber in any manner whatsoever, or any attempt to perform any of the foregoing actions;

     1.2.28 "FAIR MARKET VALUE" means the price determined in an open and unrestricted market between informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money; the Fair Market Value shall be determined by reference to the aggregate price at which the Corporation (i.e. the Corporation and its Subsidiaries, as a whole), as a going concern, could be sold in an arm's length transaction to an unaffiliated bona fide third party in an orderly sale without regard to the lack of liquidity of its capital stock; specifically, no discount or premium will be applied (including for majority or minority stake);

     1.2.29 "GAAP" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

     1.2.30    "GOOD FAITH OFFER" means:

               (1) an offer which is addressed in writing by a Third Party or any Shareholder to a Shareholder for the Disposition of all, and not less than all, of the Shares held by such Shareholder; or

               (2) an offer which is addressed in writing by a Shareholder to a Third Party or any other Shareholder for the Disposition of all and not less than all of his or its Shares;

               (3) in respect of which, the purchase price of the Shares, if any, is payable as follows:

                    A) not less than 75% in cash;

                    B) not more than 25% in Acceptable Securities; for the purposes of the rights of first refusal pursuant to Article 5 of this Amended and Restated Agreement, such portion of the purchase price which is payable in Acceptable Securities shall be deemed to be payable in cash and to be equal to the weighted average of the closing price of such Acceptable Securities for the past twenty (20) trading days as at the date immediately preceding the date of the Good Faith Offer; and in respect of which there accrues to the Shareholder no collateral benefit other than the purchase price of the Shares; and which contains no conditions (except with respect to the amount of the purchase price and its payment) which one or more of the Parties, as the case may be, would be unable to meet; or

               (4) an offer which is addressed in writing by a Third Party or any Shareholder to a Shareholder for the Disposition of all and not less than all, of the Shares held by such Shareholder, which offer is duly accepted by all Shareholders.

     1.2.31    "GROUP" means the Corporation and its Subsidiaries;

     1.2.32 "INTER-CORPORATION ARRANGEMENTS" has the meaning ascribed to such terms in Subsection 15.1.22;

     1.2.33    "LENDING SHAREHOLDER" has the meaning ascribed to such terms in
               Section 18.1;

     1.2.34 "LIONS GATE DEBENTURE" means the non-secured convertible debenture expiring no later than June 30, 2004, unless such debenture is repaid by the Corporation, of a face value of Four Million Canadian Dollars (CDN$4,000,000), in capital, issued by the Corporation to Lions Gate, as amended as of the date hereof; a copy of the Lions Gate Debenture is attached hereto as Schedule 1.2.34;

     1.2.35 "MATERIAL" or "MATERIALLY" means, if convertible into an amount of money, an event having an adverse financial consequence of at least One Hundred Thousand Canadian Dollars (CDN$100,000) with respect to the Corporation and, if the context does not permit an evaluation of materiality in a monetary sense, a circumstance or event which would reasonably be considered to adversely affect the decision of a Third Party, acting reasonably;

     1.2.36 "OFFICER" means a person holding a management or executive position, including a position considered as such in accordance with the then existing rules and practices applicable in the Business of the Corporation, within the Corporation, and includes a Senior Officer;

     1.2.37 "OPTION TO FAIRE TRUST" means the option granted to Faire Trust under the agreement, a copy of which is attached hereto as
               Schedule 1.2.37;

     1.2.38 "OPTION TO PETTIGREW" means the option granted to Pettigrew under the agreement, a copy of which is attached hereto as Schedule 1.2.38;

     1.2.39 "PARTIES" means, collectively, the Shareholders, Lions Gate and the Corporation;

        1.2.40 "PERSON" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any governmental authority or any other entity recognized by law;

        1.2.41 "PETTIGREW'S CORPORATION" has the meaning ascribed to such term in Section 3.2;

        1.2.42 "PROPORTIONAL SHARE OF THE EMERGENCY LOAN" has the meaning ascribed to such term in Section 18.3;

        1.2.43 "PRO RATA BASIS" means the proportion that the number of Class A Shares, Class B Shares, Class P Shares and Class E Shares held by a Shareholder bears to the total number of outstanding Class A Shares, Class B Shares, Class P Shares and Class E Shares, established as if Class E Shares held by SGF Tech would have been exchanged into Class A Shares, pursuant to the Articles;

        1.2.44 "PUBLIC LISTING" means an underwritten treasury initial public offering of Class A Shares or any other event resulting in the Class A Shares being traded on an Acceptable Stock Exchange and having total net proceeds to the Corporation (prior to underwriting commissions and offering expenses) of at least CDN$10,000,000;

        1.2.45 "PURCHASER", unless the context otherwise requires, means the acquirer of Shares pursuant to this Amended and Restated Agreement;

        1.2.46  "QUEBEC OFFICER" means an Officer who is a Quebec Resident;

        1.2.47 "QUEBEC RESIDENT" means a person domiciled in the Province of Quebec who also complies with all the requirements to qualify the Corporation and its Business for the Quebec Tax Credits and, for greater certainty, excludes any person who is not resident in Quebec for purposes of Section 1029.8.34 and following of the Taxation Act (Quebec) (R.S.Q., c. I-3) and any person not domiciled in the Province of Quebec for the prescribed periods under the Regulation respecting the recognition of films as Quebec films, adopted pursuant to the Cinema Act (Quebec) (R.S.Q., c. C-18.1), as amended or replaced;

        1.2.48 "QUEBEC TAX CREDITS" includes any and all tax credits, benefits, capital cost allowances, advantages, grants or subsidies of any sort, existing or not at the date hereof, which are or may become available to the Corporation and its Subsidiaries relating directly and available exclusively to the Business conducted by each of the Corporation and its Subsidiaries (in whole or in part), including those currently provided by, or arising from (without limitation), Sections 1029.8.34 through 1029.8.36.0.16 (inclusive) as well as 1129.1 through 1129.4.3.17
                (inclusive) of the Taxation Act (Quebec) and Regulations 130 R
                55.3.1 through 130 R 55.6.1 (inclusive), 1029.8.34R1 as well as
                1029.8.34R2 of the Regulation respecting the Taxation Act (Quebec), as amended from time to time, or any replacement legislation or regulation, as the case may be;

        1.2.49 "RELATED PARTY" with respect to another Person (the "Other Person") means (i) a Person who/which does not deal at arm's length with the Other Person or with the Person described in subparagraph (ii) of this definition, within the meaning of the Applicable Fiscal Law; (ii) a Subsidiary of the Other Person;
                (iii) a Person in relation to whom/which the Other Person is a Subsidiary or (iv) a Person who/which is an Affiliate of the Other Person. Notwithstanding the foregoing, a Related Party of the Corporation shall exclude the Subsidiaries of the Corporation and their Subsidiaries;

        1.2.50 "SECURITIES" means any rights, warrants or options to acquire Shares or other Convertible Securities of the Corporation or which are exchangeable or convertible into Shares or Convertible Securities of the Corporation;

        1.2.51 "SENIOR OFFICER" means an Officer holding a senior position within the Corporation, including the offices of chairman of the board, president, chief executive officer, chief operating officer, general manager, chief financial officer, vice-presidents and treasurer;

        1.2.52 "SHAREHOLDERS" has the meaning ascribed to it in the preamble and any other Person bound by this Amended and Restated Agreement which becomes a holder of Shares;

        1.2.53 "SHARES" means any share or shares in the share capital of the Corporation now or at any time hereafter owned by the Shareholders and excludes options to buy Shares pursuant to the Option to Pettigrew, the Option to Faire Trust and the Stock Option Plan;

        1.2.54 "STOCK OPTION PLAN" means the stock option plan for Directors and Senior Officers of the Corporation and its Subsidiaries which shall be put into place on or before December 31, 2001, as provided in Section 6.12 of the Subscription Agreement;

        1.2.55 "SUBSCRIPTION AGREEMENT" means the subscription agreement entered into by SGF Tech and the Corporation, as of the date hereof, and to which intervened Cinepix, Pettigrew and Fiducie Pettigrew pursuant to which SGF Tech subscribed for one hundred sixty-eight thousand and seven (168,007) Class E Shares;

        1.2.56 "SUBSIDIARY" has the meaning ascribed to such term in the Securities Act (Quebec) as in effect as the date hereof;

        1.2.57 "THIRD PARTY" means any Person who is not a Shareholder, the Corporation, an Affiliate of the Corporation or a Related Party of a Shareholder, the Corporation or an Affiliate of the Corporation.


                   Article 2 CONTRIBUTION OF THE SHAREHOLDERS

2.1 Subject to Section 2.2 in the case of Fox Family, the Shareholders of the Corporation hereby undertake to contribute, on a reasonable basis, to the Business of the Corporation, to enable the Corporation to have access to their own network of contacts and markets and, subject to execution of appropriate agreements, to allow the Corporation to benefit from their own expertise in so far as it can be useful to the Corporation in the operation of the Business.

2.2 Fox Family acknowledges that the Corporation has issued Shares of its Class A capital to Fox Family in order to induce Fox Family to continue to contract with the Corporation to produce or co-produce animated, children and family movies, televisions series, mini-series, motion pictures, films, videotapes, or other programs to be procured for television exhibition or theatrical release. Fox Family and the Corporation have entered into similar business arrangements in the past and currently intend to explore additional productions and co-productions in the future, it being understood and agreed, however, that Fox Family is under no obligation to deal with the Corporation on an exclusive basis and that it has no obligation to enter into any additional production or co-production whatsoever.


                  Article 3 RESTRICTIONS ON TRANSFER OF SHARES

3.1 Except as expressly provided in this Amended and Restated Agreement and except (i) with respect to Pettigrew's and Pettigrew's Corporation's (as defined in Section 3.2 below) right to borrow and hypothec Shares and/or Convertible Debenture (then held and/or to be purchased) to finance purchases of Shares or of the Convertible Debenture, which may be acquired by Pettigrew (and/or Pettigrew's Corporation, as the case may be) under the Option to Pettigrew or under Article 6, and for the transfer of Shares or of the Convertible Debenture bought by Pettigrew (and/or Pettigrew's Corporation, as the case may be) under the Option to Pettigrew or under Article 6 if a creditor having funded the acquisition of the said Shares or the Convertible Debenture enforces its rights and for the sale or transfer of the said Shares or the Convertible Debenture by such creditor to a Third Party in case of enforcement of said creditor's rights, (ii) with respect to Fox Family, A Faire Aujourd'hui Inc. ("A FAIRE") and Faire Trust, for the pledge of Fox Family's Shares pursuant to the Share Pledge Agreement entered into on June 23, 1998, between Fox Family and A Faire of fifty-eight thousand (58,000) Class A Shares as security for a Three Million Canadian Dollars (CDN$3,000,000) loan made by A Faire to Fox Family, as amended (the "PLEDGED SHARES"), for the transfer of the Pledged Shares by Fox Family to A Faire, if A Faire enforces the Pledge Agreement or pursuant to the loan agreement entered into by Fox Family and A Faire, for the sale or transfer of Pledged Shares by A Faire to a Third Party or to Faire Trust, following an enforcement of the Pledge Agreement, for the transfer of the Pledged Shares to Lions Gate pursuant to the Put Agreement entered on June 23, 1998 by Fox Family and Lions Gate, as amended (the "PUT AGREEMENT") and for the transfer of the Pledged Shares to Lions Gate by A Faire or Faire Trust pursuant to the Put Agreement, as amended, which has been assigned to A Faire by Fox Family pursuant to the Put Agreement Assignment entered into on June 23, 1998, by Fox Family and A Faire, as amended,
        (iii) except under Section 5.2 herein and Sections 6.3 and 6.4 of the Employment Agreement and (iv) with respect to Lions Gate Debenture or any shares acquired by Lions Gate pursuant to the Put Agreement, which may be Encumbered in favour of Lions Gate's bankers, subject to the provision of this Agreement, Pettigrew and Fiducie Pettigrew shall not dispose of any Shares, Securities and/or the Convertible Debenture on or before the earlier of (i) July 8, 2004 or (ii) the day on which occurs a Public Listing of the Corporation, and no Shareholder (or Lions Gate with respect to the Lions Gate Debenture) shall Encumber any Shares, Securities and/or the Convertible Debenture and the Lions Gate Debenture, without the prior written consent of the other Shareholders acting reasonably, it being agreed that such consent may be withheld unreasonably if the Encumbrance is made to a competitor of the Corporation. Except under Section 3.2 hereunder, Shareholders and Lions Gate may only Dispose of the totality, and not part, of their Shares, Securities, Convertible Debenture or the Lions Gate Debenture.

3.2 Notwithstanding Section 3.1 above, each of the Shareholders (hereinafter in Article 3, the "TRANSFEROR") shall, at all times, have the right to Dispose of all or part of its Shares, Securities and/or the Convertible Debenture pursuant to this Amended and Restated Agreement to one of its Affiliates or Subsidiaries or, in the case of Pettigrew, to a corporation that he Controls and/or to Fiducie Pettigrew (except if stipulated otherwise, hereinafter collectively "PETTIGREW'S Corporation"), provided that prior to such a transfer (with respect to transferred Shares, Securities and/or the Convertible Debenture), the given Affiliate or Subsidiary or Pettigrew's Corporation shall be previously required to confirm in writing to the other Shareholders its irrevocable consent to be bound by the provisions of this Amended and Restated Agreement relative to the Transferor (with respect to transferred Shares, Securities and/or the Convertible Debenture) and to succeed in all of the Transferor's rights, advantages, obligations and liabilities hereunder (with respect to transferred Shares, Securities and/or the Convertible Debenture) and is deemed to substitute itself for the Transferor as if it were named in each provision of this Amended and Restated Agreement (other than this Section 3.2) (with respect to transferred Shares, Securities and/or the Convertible Debenture), it being understood however that the Transferor shall remain solidarily liable for the entire compliance with this Amended and Restated Agreement by such an Affiliate or a Subsidiary or Pettigrew's Corporation. The Shares, Securities and/or the Convertible Debenture will remain subject to the provisions of this Amended and Restated Agreement within the hands of such an Affiliate or a Subsidiary or Pettigrew's Corporation. The Transferor must give notice of its intention to effect a transfer pursuant to this Section 3.2 at least fifteen (15) days before the transfer. Before a transfer is effected and once a year thereafter, the other Shareholders may require from the president of the Affiliate or Subsidiary or Pettigrew's Corporation (or in the case of Fiducie Pettigrew, from the trustees thereof) who is to receive Shares, Securities and/or the Convertible Debenture from the Transferor or, as the case may be, has been transferred Shares, Securities and/or the Convertible Debenture of the Corporation, a sworn affidavit as to the name of its Controlling shareholders and the percentage of voting shares they hold in the capital of the Affiliate or Subsidiary or Pettigrew's Corporation (or in the case of Fiducie Pettigrew, a sworn affidavit to the effect that Pettigrew is one of the trustees thereof). Any default in producing this sworn affidavit and any loss of Control of the Affiliate or Subsidiary or Pettigrew's Corporation by the Transferor (or in the case of Fiducie Pettigrew, any default in producing the sworn affidavit or the fact that Pettigrew is no longer a trustee of Fiducie Pettigrew) shall be deemed to be a default under this Amended and Restated Agreement and shall give rise to the application of Article 12 of this Amended and Restated Agreement.

3.3 Notwithstanding any other provision hereof to the contrary, SGF Tech may freely transfer its Shares, as part of a transfer of its investment portfolio or any substantial part thereof such as required by law or by the Quebec Government, to any of its Affiliates or to the Quebec Government, any agency thereof or any other institutional investor designated by the Quebec Government, including without limitation, any direct or indirect Subsidiary of SOCIETE GENERALE DE FINANCEMENT DU QUEBEC, upon notice to the other Shareholders and the Corporation but without having to obtain their consent thereto, provided that at the time of such transfer, the transferee shall forthwith and in writing become a party to this Amended and Restated Agreement in lieu and place of SGF and shall be assigned, and shall assume all rights and obligations of SGF hereunder and under the Subscription Agreement.

3.4 In the event of a Disposition of any Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture to a person who is not a party to this Amended and Restated Agreement, including for greater certainty in the circumstances described in Section 3.1, as a condition precedent to being registered as a holder of such Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture and to the exercise by such transferee of any rights attaching to such Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture, the transferee of such Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture, deliver an agreement, in form and on terms reasonably satisfactory to the Shareholders, whereby such transferee agrees to be bound by the provisions hereof as if he were an original party hereto. After the execution of such agreement and subject to all other relevant provisions of this Amended and Restated Agreement, except as otherwise provided herein, the transferee shall have the same rights and obligations with respect to such Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture as the Party from whom it acquired such Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture.

3.5 The Corporation shall cause all share certificates now or later authorized or issued to have printed thereon:

        "The right of the holder of this certificate to sell, transfer, assign or otherwise dispose, mortgage, pledge, hypothecate, charge or otherwise encumber the Shares represented by this certificate is governed by an amended and restated unanimous shareholders' agreement, dated as July 10, 2001, as may be amended from time to time, and by the Articles, as may be amended from time to time."

3.6 No Disposition of Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture in violation of this Amended and Restated Agreement shall be valid, and no such Disposition shall be recorded in the securities register, minute book or corporate records of the Corporation or be opposable to the Corporation and the other Parties herein and any Person acquiring Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture shall previously execute an intervention to declare having taken cognizance of this Amended and Restated Agreement and to be bound by its provisions.

3.7 The Shareholders and the Corporation expressly consent to any Disposition of Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture, pursuant to this Amended and Restated Agreement and carried out in accordance with the provisions of this Amended and Restated Agreement and any Disposition of Shares, Securities, the Convertible Debenture and/or the Lions Gate Debenture permitted by Sections 3.1, 3.2 and 3.3 of this Amended and Restated Agreement. Notwithstanding anything else in this Amended and Restated Agreement, other than the transfer of the Pledged Shares to Lions Gate by Fox Family under the Put Agreement, the Corporation hereby undertakes not to give effect to, any Disposition of any of the Pledged Shares without first obtaining the written consent of A Faire to such Disposition.

3.8 Notwithstanding Section 3.1, but subject to Sections 3.2 and 6.2, and as long as SGF Tech is a Shareholder, Pettigrew and/or Pettigrew's Corporation and Fiducie Pettigrew undertake not to dispose of any of their Shares, Securities or Convertible Securities until the earlier of the following dates: (i) July 8, 2004; or (ii) 180 days following the day on which occurs a Public Listing of the Corporation or any lesser period agreed by SGF Tech.

                          Article 4 ISSUANCE OF SHARES

4.1 Subject to Sections 4.7 to 4.12, no Shares of any classes, Securities or Convertible Securities shall be issued by the Corporation, unless Subsection 15.1.21 of this Amended and Restated Agreement was complied with, and furthermore, when an issue of Class A Shares, Securities or Convertible Securities directly or indirectly convertible into or exchangeable for Class A Shares (the "CONVERTIBLE SECURITIES INTO CLASS A SHARES") is involved, unless the Class A Shares or Convertible Securities into Class A Shares to be issued have been first offered on equal terms to the Shareholders holding, either Class A, Class B, Class P and Class E Shares each of whom hold a pre-emptive right to acquire the offered Class A Shares or Convertible Securities into Class A Shares on a Pro Rata Basis immediately prior to the date of such offer.

4.2 The pre-emptive right provided for in Section 4.1 may be exercised by each Shareholder holding either Class A, Class B, Class P or Class E Shares within forty-five (45) days of receipt of a written notice by the Corporation with respect to the said contemplated issue of Class A Shares or Convertible Securities into Class A Shares; such notice must inform each such Shareholder of the number of Shares Class A Shares or Convertible Securities into Class A Shares he may acquire and all conditions of the issue, including the issue price. Failure by a Shareholder to notify the Corporation within the ten (10) day delay that he accepts to exercise his pre-emptive right is deemed a refusal.

4.3 Each Shareholder may exercise his pre-emptive right by notifying the Corporation in writing of the exercise of his pre-emptive right acceptance and by notifying the Corporation (in the same notice) of the maximum number of Class A Shares and/or Convertible Securities into Class A Shares he would acquire if one (or more) Shareholder does not exercise his pre-emptive right.

4.4 If one (or more) Shareholder refuses to exercise his pre-emptive right, his pre-emptive right will accrue on a Pro Rata Basis in favour of those Shareholders who have duly exercised their pre-emptive rights and have duly notified the Corporation of their consent to acquire additional Class A Shares and/or Convertible Securities into Class A Shares under their accrued pre-emptive rights. If more than one Shareholder want to exercise their accrued pre-emptive rights, the additional Class A Shares and/or Convertible Securities into Class A Shares shall be divided between the Shareholders exercising the said accrued pre-emptive rights on a Pro Rata Basis.

4.5 Failure by Shareholders to accept to acquire all or part of the contemplated issue of Class A Shares and/or Convertible Securities into Class A Shares and to duly comply with their acceptance shall allow the Corporation to issue the non-subscribed Class A Shares and/or Convertible Securities into Class A Shares to Third Parties who do not have any pre-emptive rights, at terms and conditions including the price of issue, not more advantageous than those offered to the Shareholders in the notice to exercise the pre-emptive rights, provided however that such Third Parties must agree to be bound by the terms of this Amended and Restated Agreement as provided in Section 3.3. Such issuance must take place no sooner than fifteen

        (15) days and no later than sixty (60) days after the expiry of the above process provided for in Sections 4.1 to 4.3, failing which, the provisions of these Sections shall again apply to the said issuance.

4.6 Notwithstanding the foregoing and Subsection 15.1.21, the Corporation shall be entitled to issue the following Shares from its treasury, with the resolution of the directors of the Corporation obtained at a board meeting duly held to this effect or by execution of a resolution in writing without, if applicable, having to first offer to all the Shareholders by virtue of their pre-emptive rights:

        4.6.1 such number of Shares to Faire Trust as required following any exercise by Faire Trust of the Option to Faire Trust;

        4.6.2 the Shares that may be issued pursuant to the Convertible Debenture and the Lions Gate Debenture;

        4.6.3 such number and types of Shares to Pettigrew as required following any exercise by Pettigrew of the Option to Pettigrew;

        4.6.4 such number of Class D Shares as required by any stock option exercise pursuant to the Stock Option Plan;

        4.6.5 Shares issued following the automatic conversions provided for in Section 16.2;

        4.6.6 such number of Class C Shares that may be issued pursuant to Sections 16.3 and 16.6;

        4.6.7 such number of Class A Shares that maybe issued to SGF Tech pursuant to the Articles and pursuant to Section 3 of the Subscription Agreement.

4.7 No Class B Shares may be issued except upon a conversion of part or all of the Convertible Debenture or in accordance with the automatic conversion provided for in Section 16.2 and in the Articles.

4.8 No Class P Shares may be issued except to Pettigrew or Pettigrew's Corporation.

4.9 No Class C Shares may be issued except to Pettigrew or Pettigrew's Corporation, or if Pettigrew is no longer an Officer of the Corporation, subject to SGF prior approval, to the highest ranking Quebec Officer of the Corporation pursuant to the terms of the Option to Pettigrew or the provisions of Section 16.3 or 16.6 of this Amended and Restated Agreement, as the case may be.

4.10    No Class D Shares may be issued except pursuant to the Stock Option
        Plan.

4.11 No Class E Shares and no Class F Shares may be issued except to SGF Tech or its successors and assignees pursuant to Section 3.3 of the Amended and Restated Agreement.

4.12 Except in compliance with this Amended and Restated Agreement and with the Option to Pettigrew and the Option to Faire Trust and without restricting the provisions of Article 16 of this Amended and Restated Agreement, the Corporation hereby agrees not to issue any additional voting Shares and not to approve any transfer of voting Shares, unless an affirmative written unrestricted legal opinion is obtained from an independent counsel jointly retained by the Corporation, Pettigrew, Cinepix and SGF Tech (or their successors and assigns), at the Corporation's costs, which states that said issuance or transfer, as the case may be, would not result in the loss for the Corporation of any of the Quebec Tax Credits and Canadian Tax Credits for a given financial year, it being provided however that this Section 4.12 shall cease to apply (without retroactive effects) if the aggregate of the Quebec

        Tax Credits and the Canadian Tax Credits (without taking into account any expected loss of these credits resulting from said issue or transfer) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than five percent (5%) of the Corporation's annual revenues.

        It is also agreed that this Section 4.12 shall not apply to said issue or transfer (but may apply to subsequent issues or transfers): (1) in the case of an expected loss of the Quebec Tax Credits only, resulting from said issue or transfer, if the Quebec Tax Credits (without taking into account the expected loss of the Quebec Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Corporation's annual revenues; or (2) in the case of an expected loss of the Canadian Tax Credits only, resulting from said issue or transfer, if the Canadian Tax Credits (without taking into account the expected loss of the Canadian Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Corporation's annual revenues.

                       Article 5 RIGHTS OF FIRST REFUSAL

5.1 Subject to Article 6 hereunder, when this Article 6 is applicable, if, at any time for all the Shareholders, except Pettigrew and/or Pettigrew's Corporation and Fiducie Pettigrew, or if at any time after the earlier of the two (2) dates provided for in Section 3.8, for Pettigrew and/or Pettigrew's Corporation and Fiducie Pettigrew any Shareholder or Lions Gate with respect to the Lions Gate Debenture (the "VENDOR") wishes to Dispose of all but not less than all of his or its Shares or the Lions Gate Debenture pursuant to a Good Faith Offer (the "OFFERED SHARES"), he or it first shall offer to the other Shareholders (the "OFFEREE") an opportunity to purchase such Shares or the Lions Gate Debenture on a Pro Rata Basis (excluding the Shares of the Vendor) at the price and on the terms set out in the Good Faith Offer; such said notice of the Good Faith Offer must include a copy of the Good Faith Offer and an undertaking that the Vendor will accept the Good Faith Offer and complete the transactions contemplated thereby, if Shareholders do not exercise their rights of first refusal (hereinafter in this Article and in Article 6 hereafter the "NOTICE").

        In the event that Article 6 is not applicable by reasons of (A) the Good Faith Offer is not exclusively covering the Shares and/or Convertible Debenture of Cinepix (and its successors); or (B) if Pettigrew and Pettigrew's Corporation refuse or fail to exercise their rights to purchase under Article 6, the Shareholders (other than the Vendor but including Pettigrew and Pettigrew's Corporation) may accept in writing the offer of the Vendor within (i) sixty (60) days after the receipt of the Notice if Section 6.1 is not applicable because the Good Faith Offer does not exclusively cover Shares and/or Convertible Debenture of Cinepix (and its successors); or (ii) ninety (90) days after the receipt of the Notice if Pettigrew and Pettigrew's Corporation advise that they do not wish, or if they fail, to exercise their rights pursuant to
        Article 6 hereunder; or (iii) one hundred twenty (120) days after the receipt of the Notice if Pettigrew and Pettigrew's Corporation, after having exercised their rights to purchase under Article 6 hereunder, fail to purchase at the Closing, as outlined in Section 6.2 hereunder or (iv) thirty (30) days when the Notice is with respect to only of the Lions Gate Debenture. Any acceptance must notify the Vendor of the additional number of Shares or additional proportion of the Lions Gate Debenture, that any accepting Shareholder is willing to purchase pursuant to the Vendor's offer in the event one or more other Shareholders shall not accept the Vendor's offer. Any Shareholder not responding within the applicable delay shall be deemed to have refused the offer of the Vendor. In the event that one or more of the other Shareholders do not accept to purchase all of the Vendor's Shares or the Lions Gate Debenture pursuant to the Good Faith Offer as contained in the Notice, the Vendor shall be obliged to sell his or its Shares or the Lions Gate Debenture, as the case may be, to the other Shareholders or to the Third Party who made the Good Faith Offer or who received the Good Faith Offer at the price and on the terms set out in the Good Faith Offer within the next sixty (60) days, provided however that the Third Party who made the Good Faith Offer agrees to be bound by the terms of this Amended and Restated Agreement as provided in Section 3.4. In the event that more than one Shareholder accepts the Vendor's offer as contained in the Notice and expresses its acceptance to purchase additional Shares, or an additional proportion of the Lions Gate Debenture, not bought by other Shareholders, if the accepting Shareholders offer to purchase more than one hundred percent (100%) of the Vendor's Shares, or the Lions Gate Debenture, pursuant to this
        Article 5, those Shareholders who accept such offer or any of them, having expressed their consent to acquire an additional number of Shares or an additional proportion of the Lions Gate Debenture, shall be entitled to purchase the remainder of the Vendor's Shares or the Vendor's Lions Gate Debenture on a Pro Rata Basis (excluding the Shares of the Vendor, the Shares of any other Shareholder refusing the offer pursuant to this Article 5 and the Shares of any other Shareholder accepting the offer made pursuant to this Article on a Pro Rata Basis but refusing to purchase additional Shares or an additional proportion of the Lions Gate Debenture) at the price and on the terms set out in the Good Faith Offer. In the event that none of the other Shareholders accepts to purchase all of the Vendor's Shares or Vendor's Lions Gate Debenture pursuant to the Good Faith Offer or if the Vendor's Shares or the Vendor's Lions Gate Debenture are not sold to the Third Party who made the Good Faith Offer within the sixty (60) days next following the completion of the above process, the provisions of this Article 5 shall again apply from that time forward and from time to time.

5.2 Without limiting Section 5.1 above and when Section 6.1 hereafter does not apply or if Pettigrew and Pettigrew's Corporation refuse or fail to exercise their rights to purchase or refuse or fail to purchase at Closing under Article 6, should a Shareholder holding more than fifty percent (50%) of the votes in the issued and outstanding Shares of the share capital of the Corporation (a "MAJORITY SHAREHOLDER") or Pettigrew (including Pettigrew's Corporation) receive a Good Faith Offer, all other Shareholders, and, as the case may be, Lions Gate for the Lions Gate Debenture, have the right (but not the obligation), under said Good Faith Offer to sell their Shares and Securities on the same terms and conditions as those offered to the Majority Shareholder or Pettigrew (including Pettigrew's Corporation), otherwise the Majority Shareholder or Pettigrew (including Pettigrew's Corporation), may not accept the Good Faith Offer. The Good Faith Offer made to the Majority Shareholder or Pettigrew (including Pettigrew's Corporation) must be open for acceptance by all other

        Shareholders for a period of not less than one hundred twenty (120) days from the receipt of the Notice by all other Shareholders. Notwithstanding this Section 5.2, when Pettigrew and/or Pettigrew's Corporation exercise their rights provided by Section 6.1 herein on the sale of Shares of a Majority Shareholder, this Section 5.2 is not applicable, unless the closing of such transaction by Pettigrew and/or Pettigrew's Corporation, as purchaser, does not take place.

5.3 Notwithstanding the provisions of Section 5.2 above and when Section 6.1 hereafter does not apply or if Pettigrew and/or Pettigrew's Corporation refuses or fails to exercise its rights to purchase or refuses or fails to purchase at Closing under Article 6, it is understood that all Shareholders will have at all times, the right to sell all their Shares on a Pro Rata Basis, if:

        (6) Pettigrew, Pettigrew's Corporation or one or more Shareholder(s) holding more than thirty percent (30%) of the voting Shares of the share capital of the Corporation agree(s) to sell his, its or their Shares pursuant to a Good Faith Offer, provided that the other Shareholders have refused to exercise their rights of first refusal; or

        (7) a transaction or series of transactions would result in a change of Control of the Corporation; concurrently with the event described in (i) and (ii) and on the same terms and conditions as those offered to Pettigrew, Pettigrew's Corporation or the Shareholder(s) holding more than thirty percent (30%) of the voting Shares, otherwise the Shareholder(s) holding more than thirty percent (30%) of the voting Shares, Pettigrew or Pettigrew's Corporation may not accept the Good Faith Offer. Notwithstanding this Section 5.3, when Pettigrew and/or Pettigrew's Corporation exercises its rights under Section 6.1 with respect to the sale of Shares to Shareholder(s) holding more than thirty percent (30%) of the voting Shares, this
                Section 5.3 is not applicable, unless the closing of such transaction by Pettigrew and/or Pettigrew's Corporation, as purchaser, does not take place.

5.4     Subject to Pettigrew's and Pettigrew's Corporation's rights outlined in
        Article 6 hereafter, any Disposition of the Convertible Debenture and Lions Gate Debenture shall be subject to this Article 5. For greater certainty, no partial sale of the Convertible Debenture or of the Lions Gate Debenture is permitted.

5.5 Article 5 shall cease to apply should the Corporation successfully complete a Public Listing, except for an event giving rise to the first refusal rights mechanism which has occurred prior to the completion of said Public Listing and which is still existing when the Corporation completes its Public Listing.

          Article 6 RIGHTS OF PETTIGREW AND PETTIGREW'S CORPORATION TO
         PURCHASE ALL SHARES AND/OR CONVERTIBLE DEBENTURE COVERED BY AN
              OFFEROR'S OFFER MADE TO CINEPIX (AND ITS SUCCESSORS)

6.1 Without restricting the provisions of Article 16 hereinafter, in the event Cinepix (and its successors) receives a Good Faith Offer (other than from Pettigrew or Pettigrew's Corporation) (hereinafter in this Article, the "OFFEROR") to purchase all of its Shares and/or the Convertible Debenture (in its entirety) which it desires to accept, Pettigrew and/or Pettigrew's Corporation (at Pettigrew's choice) shall, notwithstanding the provisions of Section 5.1 above, have the exclusive right to purchase all the Shares and/or the Convertible Debenture mentioned in the Offeror's offer made to Cinepix (and its successors) at the price and on the terms set out therein. The parties agree that, provided that a sale by Cinepix (or its successors) to a Third Party or a Shareholder has taken place after giving rise to this Article 6, this priority right of first refusal shall not apply thereafter and Pettigrew and Pettigrew's Corporation shall only benefit from the rights of first refusal provided in Article 5.

        Pettigrew and/or Pettigrew's Corporation may accept in writing to purchase all the Shares and/or the Convertible Debenture mentioned in the Offeror's offer within sixty (60) days from receipt of the Notice by forwarding acceptance in writing to Cinepix (or its successors) together with (i) a letter or other documents from a bona fide financial institution, lender or investor (or a combination thereof) approving with or without conditions to finance such an eventual acquisition by Pettigrew and/or Pettigrew's Corporation or (ii) evidence of sufficient funding by Pettigrew and/or Pettigrew's Corporation to finance such an eventual acquisition. Failure to respond as aforesaid within this delay shall be deemed to be a refusal of Pettigrew and/or Pettigrew's Corporation to exercise their rights pursuant to this Section 6.1 and then Cinepix (and its successors), as Vendor, shall be required to continue the process already commenced pursuant to Article 5 above.

6.2 Notwithstanding any provision to the contrary, to finance the acquisition of the Shares and/or the Convertible Debenture covered by an Offeror's offer pursuant to this Article 6, Pettigrew and/or Pettigrew's Corporation shall be entitled to sell its Shares to raise the sum required for the purchase as long as Pettigrew and Pettigrew's Corporation remain the owners of Shares representing at least ten percent (10%) of equity (exclusive of votes) at closing of the acquisition. Closing shall occur within thirty (30) days of the forwarding of written acceptance (accompanied with appropriate documents as provided for in the second paragraph of Section 6.1) by Pettigrew and/or Pettigrew's Corporation; if for any reason whatsoever Pettigrew and/or Pettigrew's Corporation, acting in good faith, cannot close the transaction, Cinepix (and its successors), the other Shareholders, the Offeror and any other party involved will have no recourse against Pettigrew and Pettigrew's Corporation and then, Cinepix (and its successors), as Vendor, shall be required to continue compliance with the provisions of Article 5 above. It is agreed that even in the cases of failure to respond to the Notice or if, after acceptance of the Offeror's offer contained in the Notice, a closing does not occur in accordance with this Section 6.2, Pettigrew and Pettigrew's Corporation shall have the benefit of the provisions of Section 5.1.

6.3 The rights to purchase given to Pettigrew and Pettigrew's Corporation pursuant to this Article 6 shall continue to exist even if the Corporation successfully completes a Public Listing. However, if the sale of Shares and/or the Convertible Debenture by Cinepix (and its successors) would not result in a loss of Control of the Corporation by Cinepix (and its successors), these rights to purchase would only cover the Class B Shares and the Convertible Debenture held by Cinepix (and its successors) which are intended to be sold, if any, and not the Class A Shares of the Corporation which are intended to be sold. For greater certainty, if, after a Public Listing, the sale of Shares and/or Convertible Debenture would result in a loss of Control of the Corporation by Cinepix (and its successors), these rights to purchase would cover all the Shares and/or Convertible Debenture which are intended to be sold.

6.4 In the event Section 6.1 applies and Pettigrew and/or Pettigrew's Corporation exercises the exclusive right to purchase all the Shares and/or Convertible Debenture mentioned in the Offeror's offer, all other Shareholders have the right (but not the obligation) to sell to Pettigrew and/or Pettigrew's Corporation, their Shares in the Corporation on the same terms and conditions as those offered to Cinepix (and its successors) by the Offeror. The other Shareholders will have a period of not less than sixty (60) days from the receipt of the Notice (as defined in Section 5.1) to exercise this option to sell. For greater certainty, Section 6.2 shall apply mutatis mutandis when other Shareholders exercise their option to sell hereunder.

6.5 The Shareholders agree that this Article 6 shall apply as long as Pettigrew (i) is a Senior Officer, subject to what is provided hereunder in case of wrongful dismissal of Pettigrew; and (ii) has (considering any anti-dilution option he has under the Option to Pettigrew, as deemed exercised) either a) at least five percent (5%) of the equity of the Corporation (exclusive of voting rights) provided he has at least eighty-four thousand (84,000) Shares of the Corporation, whether in Class A, Class B and/or Class P Shares or b) at least ten percent (10%) of equity of the Corporation (exclusive of voting rights) if he has less than eighty-four thousand (84,000) Shares of the Corporation, whether in Class A, Class B and/or Class P Shares. The Shareholders agree that if Pettigrew alleges, in writing, within ten
         (10) Business Days of his knowledge of his dismissal, to have been wrongfully dismissed, his option pursuant to this Article 6 shall remain in full force and effect (subject to compliance with this paragraph) until a final arbitration award has been rendered on this matter by the arbitration tribunal of which the members shall have been nominated pursuant to the Employment Agreement declaring that the dismissal of Pettigrew was not a wrongful dismissal or the execution of an out of court settlement to this effect.

                         Article 7 FINANCIAL REPORTING

7.1     The Corporation shall provide to the Shareholders:

        7.1.1 As soon as available, and in any event not more than 45 days after the end of each fiscal quarter (other than the last quarter) of each fiscal year of the Corporation, the unaudited consolidated and non-consolidated Financial Statements of the Corporation and of such Important Subsidiaries (as these terms are defined in the Subscription Agreement) that may be identified by any of the Shareholders;

        7.1.2 as soon as available, and in any event not more than 90 days after the end of the fiscal year of the Corporation, the audited consolidated and non-consolidated Financial Statements of the Corporation and of such Important Subsidiaries that may be identified by any of the Shareholders, as at the end of each such year;

        7.1.3 as soon as available, but in any event at least 90 days before the beginning of the Corporation's fiscal years, a business plan and budget for the Corporation's and for such Important Subsidiaries that may be identified by any of the Shareholders, next fiscal year including a balance sheet forecast, operating forecast and capital expenditures budget, and a detailed forecast for the next year's operations;

        7.1.4 within 30 days following each meeting of the Board and of such Important Subsidiaries that may be identified by any of the Shareholders, a copy of the minutes of such board meeting, in draft form for comments;

        7.1.5 promptly following the receipt thereof, a copy of any notice, letter or other document informing the Corporation of the institution or dispute of any Material legal proceeding involving the Corporation and its Subsidiaries, as the case may be;

        7.1.6 promptly following the receipt thereof, a copy of all confirmations of renewal or non-renewal, as the case may be, of the insurance of the Corporation and its Subsidiaries, as the case may be;

        7.1.7 promptly following the receipt thereof, a copy of any notice, letter or other document advising the Corporation and/or its Subsidiaries, as the case may be, of the occurrence of an event of default (not remedied or waived within five (5) days of its occurrence) pursuant to any contract to which the Corporation or its Subsidiaries, as the case may be, is a party or any financial undertaking of the Corporation and/or of its Subsidiaries;

        7.1.8 promptly following the receipt thereof, a copy of any notice, letter or other document advising the Corporation and its Subsidiaries, as the case may be, of any potential or actual breach of any Applicable Law applicable to the Corporation or its Subsidiaries or to any of their operations;

        7.1.9 every 6 months upon demand by any of the Shareholders, the Corporation shall provide forthwith such data, reports, statements, documents and other additional information pertaining to the Business, assets, liabilities, financial position, operating results or prospects of the Corporation and its Important Subsidiaries as such Shareholders may request, acting reasonably, except if the financial situation of the Corporation is deteriorating, in which case such Shareholders may make more than one demand at every 6 months; and

        7.1.10 the Shareholders shall at all times have full access to the Corporation and its Important Subsidiaries' books and records.

                          Article 8 FORCED SALE OPTION

8.1 Should the Corporation be unable to pay the retraction price of the Class E Shares to the holders of Class E Shares, pursuant to Section F of the Articles for more than six (6) months following the notice requesting the retraction of Class E Shares given pursuant to Section F of the Articles, for whatever grounds including that it fails to comply with the provisions of the Companies Act (Quebec) after giving a thirty
        (30) day prior written notice to the other Shareholders and the Corporation, the holder of Class E Shares shall have the option of:

        8.1.1 putting up for sale all issued and outstanding Shares and Convertible Securities held in the share capital of the Corporation and requiring forthwith that, should a Third Party offer to purchase all of the issued and outstanding Shares and Convertible Securities of the share capital of the Corporation and the holder of Class E Shares choose to accept such offer, all other Shareholders of the Corporation shall sell all Shares and Convertible Securities they hold in the share capital of the Corporation to such Third Party according to the same terms and conditions as those accepted by the holder of Class E Shares; being understood by the parties that in such case the right of first refusal set forth in Article 5 of this Amended and Restated Agreement will not be applicable; or

        8.1.2 putting up for sale all assets of the Corporation, it being understood that all other Shareholders of the Corporation undertake to exercise their voting rights so as to approve such sale;

                (options under Sections 8.1 and 8.2 being collectively referred to hereinafter as the "FORCED SALE OPTION")

8.2 The Forced Sale Option shall be exercised by the holder of Class E Shares by sending a written notice to all other Shareholders and the Corporation setting out the contents of the offer made by the Third Party and the identity thereof. A copy of any offer made by a Third Party shall also be remitted to all other Shareholders and the Corporation at the same time.

8.3 Upon receiving the above notice, the other Shareholders shall reasonably co-operate with the holder of Class E Shares for the purposes of completing the transfer of Shares and, where applicable, Convertible Securities or assets, as the case may be, as soon as possible following receipt of such notice.

8.4 The Corporation undertakes to co-operate with the holder of Class E Shares selling its Shares and, where applicable, Convertible Securities or assets of the Corporation pursuant to Section 8.1.1 by providing, inter alia, any financial, accounting, technical, commercial or other relevant information normally required by an eventual purchaser of a business so that the holder may, in turn, send such information to any potential purchaser (provided such potential purchaser agrees to enter into an acceptable confidentiality agreement with the Corporation and give a restrictive covenant in favour of the Corporation in order to protect key-employees of the Corporation and its Subsidiaries from direct solicitation during a reasonable lapse of time if individual and personal information on those key-employees is required);

8.5 Where the holder of Class E Shares identifies a Third Party (or a Shareholder) that wishes to purchase the issued and outstanding Shares and Convertible Securities of the share capital of the Corporation or all of the assets thereof, the Corporation shall have the option, during a forty-five (45) day period following receipt by the Corporation from the holders of Class E Shares of the notice provided for in Section 8.2 notifying the Corporation of the contents of the Third Party (or the Shareholder) offer and the identity thereof, to identify a Third Party (or a Shareholder) purchaser to purchase the Shares and Convertible Securities of the share capital or all of the assets thereof, and the Shareholders shall be required, upon request by the Corporation, to sell to such Third Party (or the Shareholder) purchaser all Shares and Convertible Securities they hold; the Corporation may, where applicable, sell to such Third Party (or the Shareholder) purchaser all assets of the Corporation provided that the price and terms and conditions of purchase proposed by such Third Party (or the Shareholder) purchaser be, for the Shareholders of the Corporation, at least equal to the price and terms and conditions of purchase of the Third Party identified by the holder of Class "E" Shares;

8.6 Where the holder of Class E Shares having identified a Third Party purchaser and the Corporation failing to reach an agreement as to whether the offer obtained by the Corporation from such other Third Party purchaser is at least equal, for the Shareholders of the Corporation, to the price and terms and conditions of purchase offered by the Third Party identified by the holder of Class E Shares, such matter shall be determined by any Canadian accounting or valuation firm operating nation-wide having a place of business in Quebec, designated jointly by the holder of Class E Shares and the Board or, should they fail to do so within five (5) days of the date on which the Corporation obtained the Third Party offer, by a judge of the Superior Court of the District of Montreal at the request of the holder of Class E Shares or the board of directors of the Corporation (the "VALUATOR"). The decision of the Valuator as to whether the price and terms and conditions of purchase proposed by the Third Party purchaser identified by the Corporation is at least equal to those proposed by the Third Party identified by the holder of Class E Shares having requested the redemption of its Shares shall be final and binding upon all Shareholders of the Corporation.

8.7 The holder of Class E Shares shall have the right to receive, from the purchase price paid by the Third Party purchaser, in priority to any other shareholder the higher of the following amounts: (i) an amount equal to the subscription price paid for said Class E Shares plus the declared and unpaid dividends on such Class E Shares; and (ii) the "Fair Market Value" of each Class E Share as this expression is defined in the Articles.

                   Article 9 DEATH OR DISABILITY OF PETTIGREW

9.1 Pettigrew and, as the case may be, Pettigrew's Corporation and Pettigrew's estate, hereby irrevocably offer to sell to the Corporation, which irrevocably accepts to buy, at the price stipulated in Article 13 hereof and upon the terms and conditions set forth hereinafter all of his (its) Shares and Convertible Debenture (in its entirety) then held in the event of the death or Disability of Pettigrew, whichever comes first, which events are each a suspensive condition to this offer.

9.2 Article 9 shall cease to apply should the Corporation successfully complete a Public Listing, unless the death or Disability of Pettigrew has occurred prior to the closing of the Public Listing.

9.3 The closing of the sale of Shares and Convertible Debenture provided for in Section 9.1 shall occur within six (6) months of the death or Disability of Pettigrew.

               Article 10 LIFE INSURANCE AND DISABILITY INSURANCE

10.1 In order to fulfil the Corporation's obligations in the event of Pettigrew's death or Disability pursuant to Article 9, the Corporation shall use its best efforts to subscribe and maintain in full force and effect throughout the term of this Amended and Restated Agreement a policy or policies of life insurance on the life of Pettigrew for an aggregate coverage amount of at least Six Million Canadian Dollars (CDN$6,000,000) payable upon the death of Pettigrew, and the Corporation shall use its best efforts to subscribe and maintain in full force and effect throughout the term of this Amended and Restated Agreement a policy or policies on the Disability of Pettigrew for such reasonable available coverage (hereinafter collectively the "POLICIES") and Pettigrew hereby accepts to submit himself to, as may be reasonably required at any time and from time to time, any medical examination for the purposes of subscribing for and maintaining in full force and effect, the Policies. The owner of the Policies and the beneficiary (hereinafter the "BENEFICIARY") of the proceeds of the Policies (hereinafter the "PROCEEDS") shall be the Corporation. On a yearly basis, subject to Subsection 10.1.2, the Corporation shall review and increase or decrease, if necessary, the Proceeds payable under the Policies to ensure that the amount of life insurance in such year is at least equal to the value of the Shares, Securities and the Convertible Debenture held by Pettigrew or Pettigrew's Corporation calculated as if the obligations to purchase those Shares, Securities and the Convertible Debenture was created on the first day of January of any year this Amended and Restated Agreement is in force, starting January 1, 2002 and make the necessary adjustments to any policies payable upon the Disability of Pettigrew.

        Notwithstanding anything to the contrary in this Amended and Restated
        Agreement:

        10.1.1 When upon Pettigrew's death or Disability, the Corporation must buy Shares, Securities and the Convertible Debenture from Pettigrew, Pettigrew's estate or Pettigrew's Corporation (hereinafter in this Article "PETTIGREW'S SHARES") owned by them, the first One Million Canadian Dollars (CDN$1,000,000) payable out of the Proceeds shall be used by the Corporation to buy Pettigrew's Shares, Securities and Convertible Debenture, the next One Million Two Hundred and Fifty Thousand Canadian Dollars (CDN$1,250,000) payable out of the Proceeds shall be kept by the Corporation and the remainder of the Proceeds shall be used by the Corporation to fund the purchase of Pettigrew's Shares, Securities and Convertible Debenture.

        10.1.2 Unless all Shareholders consent to the contrary, in any financial year of the Corporation, the Corporation shall not pay, as premiums excluding applicable taxes, more than Fifty Thousand Canadian Dollars (CDN$50,000) for the Policies. If the Corporation has to pay more than Fifty Thousand Canadian Dollars (CDN$50,000) for the Policies, then the insurance coverage shall be diminished to such an amount where the insurance premiums shall not be more than Fifty Thousand Canadian Dollars (CDN$50,000).

10.2 Upon the death of Pettigrew or his Disability, subject to Section 9.1 and Subsection 10.1.1, all or part of the Proceeds shall be used by the Beneficiary to fund the purchase of Pettigrew's Shares, directly or indirectly, held and/or controlled by Pettigrew, Pettigrew's Corporation or the estate of the deceased Pettigrew (Pettigrew, Pettigrew's Corporation and the estate of the deceased Pettigrew, as the case may be, in this Article, the "SELLING SHAREHOLDER"), so that the purchase price payable by the Corporation to the Selling Shareholder in respect of Pettigrew's Shares be funded by all or part of the Proceeds, as the case may be. Notwithstanding anything to the contrary herein, in the event that the Proceeds (distributed in accordance with Section 10.1) are not sufficient to fund or fully fund the payment of the purchase price, then the Corporation shall only buy and the Selling Shareholder shall only sell to Corporation such number of Pettigrew's Shares which may be legally paid out of the Proceeds; any part of Pettigrew's Shares which have not been bought by the Corporation because the Proceeds were insufficient shall be bought by the Corporation and sold by the Selling Shareholder as follows for each financial year ended after the foregoing purchase:

        10.2.1 within three (3) months after the approval of the Corporation's financial statements, the Auditors shall determine the Corporation's after tax profit for that year, as determined by the Auditors applying generally accepted accounting principles applicable in Canada and the Board shall cause, to the extent permitted by the Companies Act (Quebec), the Corporation to use twenty-five percent

                (25%) of said amount to fund purchase of additional Pettigrew's Shares from the Selling Shareholder. The purchase price of these additional Pettigrew's Shares shall be equivalent to the purchase price per Pettigrew's Share which had been paid out of the Proceeds to the Selling Shareholder.

        The Corporation shall make all such commercially reasonable efforts which may be required to designate or qualify any and all part of the purchase price paid out of the Proceeds as a "capital dividend" or such other designation qualifying the payment of the purchase price as tax free to the recipients to the extent available under prevailing tax laws at the relevant time.

10.3 The premiums payable in respect of the Policies in any financial year shall be assumed by the Corporation. In the event the Corporation fails to maintain the Policies, any Shareholder may do so for the account of the Corporation, and the Corporation shall consequently reimburse any insurance premiums paid by a Shareholder.

10.4 If Pettigrew ceases to be a direct or indirect Shareholder of the Corporation or if the Corporation completes a Public Listing prior to the death or Disability of Pettigrew, the Corporation shall relinquish all of its interest in and under all Policies held on the life and Disability of Pettigrew and shall take such steps as are necessary or expedient to assign such interest in accordance with Pettigrew's instructions. The Corporation shall pay all premiums for said Policies until the date such assignment is effective.

                    Article 11 CHANGE OF CONTROL OF CINEPIX

11.1 Without limiting the provisions of Article 16 and as long as Cinepix, Cinepix Films and/or Cinepix Inc., directly or indirectly, Control the Corporation, in the event of a direct or indirect change of Control of Cinepix, Cinepix Films, Cinepix Inc. Pettigrew and SGF Tech, on a Pro Rata Basis, shall each have, in their sole discretion, the option to purchase, directly or through Pettigrew's Corporation for Pettigrew' portion, all but not less than all of the issued and outstanding Shares and the Convertible Debenture of the Corporation held by Cinepix (and its successors pursuant to Section 3.2) (the Shares and the Convertible Debenture are collectively designated in this Article the "PURCHASED SHARES AND DEBENTURE").

        Pettigrew and SGF Tech must exercise this option forty-five (45) days following the earlier of (a) their receipt of a notice containing all relevant details of such a transaction or (b) their knowledge of the occurrence of the transaction with all relevant details of such transaction by sending to the owner of the Purchased Shares and the Debenture a notice stating that Pettigrew, Pettigrew's Corporation or SGF Tech exercises their option under this Section 11.1. Pettigrew and SGF Tech together may, at their discretion, but without any obligation to do so, renounce, in writing, to the term provided above in (a) or
        (b), and exercise this option even if they have not received a notice of the transaction or all relevant details of such a transaction.

        Pettigrew and SGF Tech shall have an additional ten (10) days after the Fair Market Value of the Purchased Shares and Debenture has been determined in accordance with Article 13 (which Article 13 shall be applicable in its entirety except that the delay of thirty (30) days within which Pettigrew, Pettigrew's Corporation or SGF Tech (as the Purchaser as defined in Article 13) and the Vendor (as defined in
        Article 13) shall try to reach an agreement as to the purchase price shall start from the occurrence of the earlier of either of the events described in (a) or (b) above in this Section 11.1 and the renunciation of both Pettigrew and SGF Tech together to the term provided above in
        (a) or (b)) to obtain the requisite financing to buy the Purchased Shares and Debenture. The terms of payment for the Purchased Shares and Debenture (as the case may be) shall be those stated in Subsection
        14.2.3 of this Agreement. If for any reason whatsoever Pettigrew, Pettigrew's Corporation and/or SGF Tech, together, acting in good faith, cannot close the transaction after having exercised their option, the Shareholders and any other party involved will have no recourse against Pettigrew, Pettigrew's Corporation and SGF Tech, however, in such a case, this Article will cease to receive application for the future unless SGF Tech or Pettigrew agrees to close the transaction without SGF Tech, Pettigrew or Pettigrew's Corporation or any of them.

        Section 6.2 of this Agreement shall apply mutatis mutandis in favour of Pettigrew and Pettigrew's Corporation to finance an acquisition pursuant to this Section 11.1.

        This Section 11.1 applies whether or not the change of Control contemplated herein would result in the loss for the Corporation of the Quebec Tax Credits and/or Canadian Tax Credits, or would have a negative impact thereon.

        The Shareholders agree that Section 11.1 shall apply as long as Pettigrew (i) is a Senior Officer of the Corporation, subject to what is provided hereunder in case of a dismissal of Pettigrew without Cause, as this term is defined in the Employment Agreement; and (ii) has (considering any anti-dilution option he has under the Option to Pettigrew, as deemed exercised) either (a) at least five percent (5%) of the equity of the Corporation (exclusive of voting rights) provided he has at least eighty-four thousand (84,000) Shares of the Corporation, whether in Class A, Class B and/or Class P Shares; or (b) at least ten percent (10%) of equity of the Corporation (exclusive of voting rights) if he has less than eighty-four thousand (84,000) Shares of the Corporation, whether in Class A, Class B and/or Class P Shares.

        The Shareholders agree that if Pettigrew alleges, in writing, within ten
        (10) Business Days of his knowledge of his dismissal, to have been dismissed without Cause as this term is defined in the Employment Agreement, his option pursuant to this Section 11.1 shall remain in full force and effect (subject to compliance with the above paragraph) until a final arbitration award has been rendered on this matter by the arbitration tribunal of which the members shall have been nominated pursuant to the Employment Agreement declaring that the dismissal of Pettigrew was not a dismissal without Cause, as this term is defined in the Employment Agreement or the execution of an out of court settlement to this effect.

        This Section 11.1 applies even after the Corporation successfully completes a Public Listing if the option provided in this Section 11.1, prior to such Public Listing, has been exercised and not waived and applies regardless of the fact that the change of Control may have resulted into conversion of Class P Shares into Class B Shares.

                               Article 12 DEFAULT

12.1 The occurrence of any of the following events shall constitute an event of default (an "EVENT OF DEFAULT") hereunder on the part of the Shareholder with respect to whom such event occurs (the "DEFAULTER"), if, within the number of Business Days, provided in the notice of such default sent by any other party in the manner set forth in this Article 12, following receipt of said notice, the Defaulter fails to cure the default; provided, however, that the occurrence of any event described in Subsections 12.1.1 to 12.1.4, 12.1.7 and 12.1.9 shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time, except as specifically set forth in any such Subsections:

        12.1.1 the institution by a Shareholder of proceedings of any nature under any laws of Canada, of any province of Canada, of the United States of America or of any American State for the relief of debtors wherein such Shareholder is seeking relief as debtor including the taking of any action by a Shareholder to participate in, or commence any proceeding relating to, insolvency or bankruptcy or the seeking of reorganisation, arrangement, protection, relief or composition of a Shareholder or any of his or its property or debt or the making of a proposal under any law relating to bankruptcy, insolvency, reorganisation or compromise of debt;

        12.1.2 a general assignment by a Shareholder for the benefit of its creditors in general;

        12.1.3 the institution against a Shareholder of a petition of bankruptcy under any section of the Bankruptcy and Insolvency Act (Canada) or any similar act under the U.S. or any American State laws, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

        12.1.4 any admission by a Shareholder in writing of its inability to pay its debts as they become due or any acknowledgement of insolvency;

        12.1.5 any material breach or violation of this Amended and Restated Agreement by a Shareholder;

        12.1.6 except as provided for in Section 3.1 of this Amended and Restated Agreement, the registration of any legal hypothec on all or part of the Shares, Convertible Debenture or Securities held by a Shareholder where such hypothec remains registered for a period of more than twenty (20) days after the registration thereof or the rendering of any judgment against any Shareholder as a result of any action taken by any Third Party, which condemns the Shareholder to the payment of an amount of One Hundred Thousand Dollars ($100,000) or more unless an appeal is taken therefrom within the period of time permitted by law to appeal from such judgment, and as long as said appeal is not partly or fully dismissed, or the amount payable under such judgment (as modified by an out of court settlement) is paid and discharged in full and evidence of such appeal or of such payment and discharge is provided to all the other parties hereto within the aforesaid period of time or if no appeal may be taken from such judgment unless the amount payable under such judgment is paid and discharged in full and evidence of such payment and discharge is provided to all the other parties hereto within a period of thirty (30) days following the date such judgment is rendered;

        12.1.7 private appointment of a receiver, trustee or similar official for a Shareholder's property and assets or any part thereof, which appointment is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such appointment;

        12.1.8 seizure of his or its Shares, Securities or Convertible Debenture, including execution, distress or other enforcement process (in this Subsection 12.1.8, the "SEIZURE"), not opposed within five (5) days of such Seizure or if after such opposition the Seizure is not quashed and the seizing party could become owner of the Shares, Securities or Convertible Debenture; or

        12.1.9 any Shareholder or any of its directors and officers commits a fraud against the Corporation or one of its Subsidiaries.

12.2    Should any of the events described in Subsection 12.1.5, 12.1.6 or
        12.1.8 occur, any Shareholder may send a notice to the Defaulter and to all the other Shareholders hereto, setting forth the details of the default, and, if any, the manner in which such default may be cured by the Defaulter within a fifteen (15) Business Days delay of sending of said notice to the Defaulter.

12.3 If a default under Subsections 12.1.1 to 12.1.4, 12.1.7 and 12.1.9 arises or if a default arises under Subsection 12.1.5, 12.1.6 or 12.1.8 which is not cured following the notice of default sent pursuant to
        Section 12.2 within the delay therein stipulated, which default is a suspensive condition of this offer, then the Defaulter irrevocably offers to sell to other Shareholders at the price stipulated in Article 13 his or its Shares and Convertible Debenture as determined at the occurrence of the condition of this offer.

12.4 In the event that any Shareholder wants to accept the offer made pursuant to Section 12.3 within thirty (30) days of his knowledge of an Event of Default, he shall send a notice of his acceptance to the other Shareholders, the Defaulter and the Corporation. After receipt of this notice, if one or more of the other Shareholders also want to accept the offer made pursuant to Section 12.3, within thirty (30) days of receipt of the acceptance of the offer from the first accepting Shareholder, said other Shareholders shall give notice of their acceptance to the Defaulter, the Corporation and all other Shareholders, including the first accepting Shareholder, failing which all other Shareholders are deemed not to have accepted the offer. If more than one Shareholder accepts the offer made pursuant to Section 12.3, the accepting Shareholders shall acquire the Shares of the Defaulter on a Pro Rata Basis (excluding the Shares of all other Shareholders and of the Defaulter).

12.5 The closing of the sale provided for in this Article must occur within sixty (60) days of the last acceptance of the offer by the other Shareholders.

12.6 The Shareholders and the Corporation hereby renounce to Article 1392 of the Civil Code of the Province of Quebec.

12.7 Any Event of Default by Pettigrew shall be deemed to be an Event of Default by Pettigrew's Corporation and vice versa.

                              Article 13 VALUATION

13.1 The value (or purchase price) of the Shares and the Convertible Debenture pursuant to Article 9 and Article 12 of this Amended and Restated Agreement shall be the amount agreed to by the Purchaser acquiring the Shares and the Convertible Debenture and the vendor of said Shares and the Convertible Debenture (hereinafter the "VENDOR") within the thirty (30) day period following request by the Purchaser or the Vendor to establish the purchase price. In the event agreement is not reached within such thirty (30) day period, each of the Vendor and the Purchaser shall, within fifteen (15) days following the expiry of such thirty (30) day period, appoint a business valuator member of the Canadian Institute of Chartered Business Valuators and having experience in the Business to determine the Fair Market Value of the Shares and the Convertible Debenture as at the date of the event giving rise to the sale. Each such valuator (the "ORIGINAL VALUATORS") shall be instructed to deliver its valuation as soon as practicable, and in any event within thirty (30) days of his appointment. Each party to valuation and the Corporation (when the Corporation is not the Purchaser) must collaborate to promptly give all relevant information to the Original Valuators. If a party to valuation does not so appoint such a valuator, then the valuation determined by the valuator appointed by the other party shall be the purchase price for the Shares and Convertible Debenture. For greater certainty, the costs and expenses of each Original Valuator shall be paid by the party retaining such valuator. For the purposes of this Article 13, Pettigrew and Pettigrew's Corporation (if such a corporation is a Vendor) shall be deemed to be one party to valuation and if more than a Person is the Purchaser, said Persons shall be deemed to be one party to valuation.

13.2 If the lowest of the two (2) valuations of the Original Valuators is at least ninety percent (90%) of the highest valuation of the Original Valuators, the purchase price for the Shares and Convertible Debenture shall be equal to the mid-point of the two (2) original valuations. If the lowest of the two (2) valuations is less than ninety percent (90%) of the highest valuation, the Original Valuators shall, within ten (10) days of the delivery of the last of the valuations, mutually agree upon a third valuator having experience in the Business (the "THIRD VALUATOR") who shall determine the Fair Market Value of the Shares and the Convertible Debenture as aforesaid which valuation shall be the purchase price for the Shares and the Convertible Debenture and which shall be final and binding upon the Purchaser and the Vendor, unless the valuation of the Third Valuator is lower than the lower of the two (2) valuations of the Original Valuators, in which case the lowest valuation of the Original Valuators shall be deemed to be the Fair Market Value of the Shares and Convertible Debenture and shall be final and binding upon the Purchaser and the Vendor. If the Original Valuators fail to appoint a Third Valuator within such ten (10) day period, the Third Valuator shall be appointed by the Auditors of the Corporation. The Third Valuator shall be instructed to deliver its valuation as soon as practicable, and in any event within thirty (30) days of his appointment. Each party and the Corporation (when the Corporation is not the Purchaser) must collaborate to promptly give all relevant information to the Third Valuator. The costs of the Third Valuator shall be paid by the party whose Original Valuator provided a valuation which is furthest from the valuation determined by the Third Valuator.

13.3 For the purposes of valuation under Article 11, the Original Valuators and the Third Valuator should not consider that Pettigrew and/or Pettigrew's Corporation (if such a Corporation is a Vendor) have exercised any option under the Option to Pettigrew or the Stock Option Plan except to the extent Pettigrew and/or Pettigrew's Corporation have exercised such options.

                               Article 14 CLOSING

14.1 Unless otherwise agreed by the Purchaser and the vendor of the Shares (hereinafter in this Article the "VENDOR"), the closing of any sale and purchase contemplated in this Amended and Restated Agreement shall be at a place (in Montreal, Quebec) and time as determined by the Purchaser; provided, however, the date is within the time limit set for the sale, purchase and payment of the purchase price for the first part thereof.

14.2 Unless otherwise agreed by the Purchaser and the Vendor, the Purchaser shall deliver to the Vendor:

        14.2.1 In the circumstances contemplated by Section 9.1, when Pettigrew, Pettigrew's Corporation and/or Pettigrew's estate is the Vendor, in the case of Proceeds being payable to the Corporation in respect of the death of Pettigrew or his Disability, the Corporation (acting as Purchaser) shall, subject to Section 10.1, remit to the Vendor the lesser of (i) the purchase price for such Shares and (ii) up to the amount of life insurance Proceeds paid to the Corporation, a certified cheque for the full amount payable under Section 9.1;

        14.2.2 In the circumstances contemplated by Article 12 and also subject to the provisions set forth in the Articles:

                (1) a certified cheque in an amount equal to forty percent (40%) of the purchase price, except in case of bankruptcy where the amount of certified cheque shall be limited to ten percent (10%) of the purchase price; and

                (2) a Promissory Note of the Purchaser of the balance of the purchase price, payable over three (3) years in equal annual instalments of principal and interest with interest at the prime commercial lending rate of the Corporation's bankers determined as at the Closing, except in case of bankruptcy where the purchase price shall be payable over seven (7) years in equal annual instalments of principal and interest at the prime commercial lending rate of the Corporation's bankers determined as at the Closing.

        14.2.3 In all other circumstances, including without limitation, a sale of shares pursuant to Section 11.1, one hundred percent (100%) of the purchase price shall be paid at closing;

        14.2.4 In the case where a Promissory Note is issued by the Purchaser, a hypothecation, of the Shares or Convertible Debenture which are the subject matter of the sale and purchase, to the Corporation's legal counsel in each case to be held in trust for the Vendor and the given Purchaser as their interests appear under the terms of this Amended and Restated Agreement;

        14.2.5 Any on demand or no term indebtedness owing by the Corporation to the Vendor shall be repaid by the Corporation to the Vendor within a one (1) year period of the closing of the sale of the Shares or Convertible Debenture, it being understood that this term of payment is in favour of the Corporation;

        14.2.6 A release of all guarantees given by the Vendor (including Pettigrew's wife, Luz Dary Quintero, if Pettigrew is the Vendor and including Pettigrew and his wife Luz Dary Quintero, if the Vendor is Pettigrew's Corporation) in respect of the Corporation's indebtedness and all collateral security relating thereto. If the Purchaser is unable to obtain such releases by Closing, the Purchaser shall indemnify, in writing, the Vendor (and Pettigrew if the Vendor is Pettigrew's Corporation) against all claims on such guarantees and shall continue to use best efforts to obtain the release of such guarantees.

14.3 Unless otherwise agreed by the Purchaser and the Vendor, at the Closing, the Vendor shall deliver to the Purchaser the following:

        14.3.1 Share certificates for all Vendor's Shares duly endorsed for transfer in blank;

        14.3.2 Resignation of Vendor's nominee directors from the board of directors of the Corporation.

14.4 Unless otherwise agreed by the Purchaser and the Vendor and subject to Subsection 14.2.4, after closing provided in Article 14, the Vendor shall not, thereafter, be entitled to any dividends or other distributions which may be declared and become payable on those Shares being sold and in the event that such Shares are hypothecated, such dividends or other distribution shall be paid by the Corporation to its legal counsel, who shall in turn apply such dividends or other distributions in payment of the purchase price to the extent that such dividends or other distributions are in cash. To the extent that such dividends or other distributions are not in cash, they shall be held by the legal counsel of the Corporation on the same terms and subject to the same conditions as those on which the Shares on which the dividends or other distributions have been made are held.

              Article 15 CONDUCT OF THE AFFAIRS OF THE CORPORATION

15.1 Notwithstanding any other provision of this Amended and Restated Agreement, no obligation of the Corporation will be binding on it, and no action will be taken by or with respect to the Corporation in respect of any of the matters set forth below, without the prior written consent of Shareholders holding not less than eighty percent (80%) in aggregate of the voting rights in issued Shares and also, without the specific prior written consent of SGF Tech (provided that such specific veto right of SGF Tech shall cease to apply if more than 50% of the Class "E" shares issued and outstanding are transferred to a Person identified in
        Schedule 15.1); the powers of the Board are removed and exercised by the Shareholders accordingly; this Section 15.1 constitutes a Unanimous Shareholders' Agreement in accordance with Sections 123.91 to 123.93 of the Companies Act (Quebec).

        15.1.1 Subject to the provisions of this Article 15 and Section 16.4 of this Amended and Restated Agreement, any change in the number of directors and any action which would impair the rights of any Shareholder to nominate their representatives to the Board;

        15.1.2 the salary, bonuses or other compensation to be paid by the Corporation to the President and Chief Executive Officer, except as agreed in the Employment Agreement or in the Stock Option Plan or bonus plan to be put in place by the Corporation for its Senior Officers;

        15.1.3 the adoption, replacement, repeal or modification of any remuneration policy and the payment of any remuneration which is not in accordance with such policy;

        15.1.4 subject to the provisions of this Article 15 and Section 16.4 of this Amended and Restated Agreement, any change of the quorum of the meetings of the Board and of Shareholders;

        15.1.5 the approval of the annual audited consolidated and non-consolidated financial statements of the Corporation;

        15.1.6  any change in the Auditors of the Corporation;

        15.1.7 the appointment of the President and the determination of the conditions hereof;

        15.1.8 any change to the nature of the Corporation or of the Business, as currently carried on by the Corporation, except as set out in the business plan of the Corporation, as may be modified pursuant to this Article 15 (the "BUSINESS Plan");

        15.1.9  the approval of the annual Business Plan;

        15.1.10 any change in the head office and principal place of business of the Corporation outside the Metropolitan Region of Montreal;

        15.1.11 the adoption or modification of annual comprehensive operating budgets and capital expenditure budgets of the Corporation and of its Subsidiaries, including, without limitation, all inter-corporation charges among the Corporation, its Subsidiaries and its Affiliates, and the authorization of any derogations from such budgets which, in the case of the operating or capital expenditure budget, as the case may be, exceed individually or in the aggregate ten percent (10%) of the amounts provided under the main headings of the operating budget or globally under the capital expenditure budget, as the case may be;

        15.1.12 the adoption or material modification of the annual marketing plan of the Corporation;

        15.1.13 the establishment of any committee of the Board;

        15.1.14 any acceptance and go-ahead on a production of the Corporation which exceeds One Million Canadian Dollars (CDN$1,000,000) in budget (excluding direct and indirect producer and administrative fees and profits of Corporation's Subsidiaries), except:

                (1) when the total budget production is between One Million Canadian Dollars (CDN$1,000,000) and Five Million Canadian Dollars (CDN$5,000,000) if at least eighty percent (80%) of the production budget (excluding direct and indirect producer and administrative fees and profits of Corporation's Subsidiaries) is covered by financings, commitments, agreements, tax credits and tax advantages, by among others, co-producers, distributors, sponsors, bankers, lenders, financial partners, governments and/or other parties; and

                (2) when the total budget production is more than Five Million Canadian Dollars (CDN$5,000,000), if at least ninety percent (90%) of the production budget (excluding direct and indirect producer and administrative fees and profits of Corporation's Subsidiaries) is covered by financings, commitments, agreements, tax credits and tax advantages by, among others, co-producers, distributors, sponsors, bankers, lenders, financial partners, governments and/or other parties.

                For the purposes of this Subsection 15.1.14 deferred payments may be considered as financings when said differed payments shall be made out of the production revenues.

        15.1.15 The voluntary liquidation, dissolution, winding-up of the Corporation, its consolidation, amalgamation, reorganization or merger with another Person, or the creation of a Subsidiary of the Corporation, except a Subsidiary created for the purposes of developing, producing or co-producing a project.

        15.1.16 Any assignment of the assets of the Corporation in bankruptcy, deposit of a proposal in bankruptcy and any other recourse for the protection of debtors.

        15.1.17 The approval of transactions out of the ordinary course of business of the Corporation including, without limiting the generality of the foregoing, the following:

                (1) any sale, acquisition or lease of immovable property of more than One Hundred Thousand Canadian Dollars (CDN$100,000);

                (2) the borrowing of money or the giving of security where the total amount, in each case, exceeds, singly or in the aggregate, Five Hundred Thousand Dollars ($500,000) in any one year, except if already in the Corporation's budgets or Business Plans approved by the Board;

                (3) the granting of a loan or other financial aid of more than Twenty-Five Thousand Canadian Dollars (CDN$25,000) to or the guaranteeing of more than Twenty-Five Thousand Canadian Dollars (CDN$25,000) of a debt of a Shareholder or an Affiliate of a Shareholder;

                (4) any acquisition or Disposition by the Corporation, including by way of license of any asset of the Corporation worth more than One Hundred Thousand Canadian Dollars (CDN$100,000) if not already in the Corporation's budgets or Business Plans approved by the Board or the granting by the Corporation of an option to the same effect;

                (5) the acquisition of capital assets not provided for in the annual budget when the total amount, in each case, exceeds, singly or in the aggregate or one hundred thousand Canadian Dollars ($100,000) in any one year;

                (6) any sale of shares of any Subsidiaries, except in the normal course of business to a co-producer of a project;

                (7) the sale of all or substantially all of the assets of the Corporation;

                (8) the acquisition of an interest in another corporation, partnership, firm or business for an amount of more than One Hundred Thousand Canadian Dollars (CDN$100,000);

                (9) the entering into or modification of a contract where the term of such contract, including any renewal options in favour of the other party, exceeds one (1) year or where the total consideration thereunder exceeds Two Hundred and Fifty Thousand Canadian Dollars (CDN$250,000); and

                (10) any licensing agreement where the total consideration hereunder exceeds CDN$250,000.

        15.1.18 Any change in the Articles or By-Laws of the Corporation and of its Subsidiaries.

        15.1.19 Except as provided in the Articles, any matters relating to the payment of dividends, distribution of surplus, repurchase or redemption of Shares of the Corporation, except as provided in this Amended and Restated Agreement or the Employment Agreement.

        15.1.20 Any sale, transfer, assignment or other disposal of Shares of the Corporation, except if made in accordance with the provisions of this Amended and Restated Agreement, the Option to Pettigrew, the Convertible Debenture, the Lions Gate Debenture or the Stock Option Plan.

        15.1.21 The allotment, issue, redemption or repurchase of Shares, Securities or the entering into of any agreement or the making of an offeror, the granting of any right or option which may constitute an undertaking to do any of the foregoing transactions or any amendment to the Stock Option Plan, any issuance of Shares and options and other Securities of the Corporation, except for those issued under:

                (1)     the Option to Pettigrew;

                (2)     the Option to Faire Trust;

                (3)     the Stock Option Plan;

                (4)     the Convertible Debenture;

                (5) if in the reasonable opinion of a majority of members of the Board of the Corporation and subject to pre-emptive rights herein an issue of Shares is necessary because the Corporation has a cash balance of Five Hundred Thousand Canadian Dollars (CDN$500,000) or less after reserving cash to meet the Corporation's short-term then outstanding obligations, debts and liabilities and no other source of financing is reasonably acceptable and available (including without limitation issues of Shares to Shareholders), at standard business terms;

                (6) Shares issued following the automatic conversions provided for in Section 16.2 and Shares issued pursuant to Sections 16.3 and 16.6;

                (7)     the Lions Gate Debenture;

                (8) adjustment mechanism, as provided in Article 3 of the Subscription Agreement; and

                (9) the privilege of exchange of SGF Tech, the automatic exchange of Class E shares and the adjustments to the exchange ratio, the public listing exchange ratio and the issuance of Class F shares as described in the Articles of Amendment of the Corporation dated July 9, 2001.

        15.1.22 Any Material transaction between the Corporation and a Related Party of the Corporation, any Shareholder of the Corporation or any of their Affiliates or their Subsidiaries (the "INTER-CORPORATION ARRANGEMENTS"); all Inter-corporation Arrangements must be reflected in writing;

        15.1.23 The institution of any legal proceeding material to the Business and operations of the Corporation or the settlement of any such legal proceeding (excluding, in both cases, actions on accounts and lawsuits in respect of the rights and obligations of the Parties pursuant to this Amended and Restated Agreement or otherwise as well as any emergency recourse of the nature of an injunction such as the Anton Pillar remedy and Mareva injunction) when the amount in question exceeds Fifty Thousand Canadian Dollars (CDN$50,000).

        In addition, the parties hereto covenant and agree that any change in the name of the Corporation shall require the consent of Pettigrew as long as Pettigrew shall be the President and Chief Executive Officer of the Corporation or hold (directly and/or through Pettigrew's Corporation) more than ten percent (10%) of the aggregate of Class A, Class B and Class P Shares and that a Public Listing shall require the specific prior consent of SGF Tech or any listing or posting of the Shares on any stock market.

15.2 Subject to the terms of the Employment Agreement, the parties hereto covenant and agree that the President and Chief Executive Officer of the Corporation choses and dismisses senior executives (excluding the president, chief executive officer, vice-presidents, secretary, assistant-secretary and treasurer who are appointed by the Board) and employees of the Corporation and its Subsidiaries and establishes their remuneration.

15.3 The Shareholders hereto covenant and agree that there shall be nine (9) members to be elected to the Board; a majority of said directors must be Quebec Residents, except if Section 16.7 becomes applicable.

15.4 The parties here covenant and agree that each of the Shareholders shall be entitled to nominate Directors to the Board as follows and each Shareholder covenant and agree to exercise his or its voting rights consequently:

        15.4.1 As long as Cinepix shall own fifty percent (50%) or more of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect five (5) directors to the Board;

        15.4.2 If Cinepix shall own between twenty percent (20%) and fifty percent (50%) of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect two
                (2) directors to the Board;

        15.4.3 If Cinepix shall own between five percent (5%) and twenty percent (20%) of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect one
                (1) director to the Board;

        15.4.4 If Pettigrew and/or Pettigrew's Corporation shall own fifty percent (50%) or more of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, he/it may elect five (5) directors to the Board;

        15.4.5 If Pettigrew and/or Pettigrew's Corporation shall own between twenty percent (20%) and fifty percent (50%) of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, he/it may elect two (2) directors to the Board;

        15.4.6 As long as Pettigrew and/or Pettigrew's Corporation shall own between three percent (3%) and twenty percent (20%) of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation or as long as Pettigrew is a Senior Officer of the Corporation, he/it may elect one (1) director to the Board;

        15.4.7 If Faire Trust shall own six percent (6%) or more of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect one (1) director to the Board. As long as Faire Trust shall own Shares with voting rights, if Faire Trust does not have the right to nominate a director, it shall have the right to appoint a non-voting observer on the Board;

        15.4.8 As long as Fox Family shall own six percent (6%) or more of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect one (1) director to the Board. As long as Fox Family shall own Shares with voting rights, if Fox Family does not have the right to nominate a director, it shall have the right to appoint a non-voting observer on the Board;

        15.4.9 As long as SGF Tech shall own thirty five percent (35%) or more of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect two (2) directors and appoint one (1) non-voting observer to the Board;

        15.4.10 If SGF Tech shall own five percent (5%) or more, but less than thirty five percent (35%) of the voting rights in issued Class A, Class B, Class E and Class P Shares of the Corporation, it may elect one (1) director to the Board.

        For greater certainty, subject to Section 15.5, only the Shareholder having appointed his or its Director to the Board may remove him from office and in the event of a vacancy to the board of directors, the Shareholder who appointed the director may only fill the vacancy and all the other Shareholders agree to vote in favour of the appointment of such new nominee.

15.5 In the event that a Shareholder loses the right to nominate a Director on the Board, such Shareholder shall cause his Director or one of its Directors, as the case may be, to resign in a timely manner.

15.6 Prior to the making of any Material Inter-corporation Arrangement out of the normal course of business, except an Inter-Corporation Arrangement involving the Corporation and one of the Subsidiaries or involving two direct or indirect Subsidiaries of the Corporation, the nature of the contract, the parties thereto and any Person receiving any commission or consideration in respect of the proposed contract shall be fully disclosed to the Shareholders and each Party shall disclose to all the other Shareholders any Material interest in the proposed contract or the identity of any Related Party or any Third Party who would receive any commission or consideration in respect thereof. The consents of the Shareholder with an interest in any such Related Party shall not be required in respect of any resolution relating thereto, and no representative of any such interested Shareholder on a Board shall be entitled to vote in respect of any resolution relating thereto. The determination of the rights to be asserted and course of action to be taken by the Corporation, if any, with respect to a Material Inter-corporation Arrangement out of the ordinary course of business, shall be made without the participation, approval or consent of any Shareholder having a direct or indirect interest in such Related Party, and the Directors and other Shareholder in making any determination with respect thereto shall act strictly in the best interests of the Corporation.

15.7 A report listing all inter-corporation charges among, on the one part, the Corporation and its Subsidiaries and, on the other part, their Related Parties for the immediately preceding financial year shall be presented annually to the Board for ratification no later than the 60th day following the end of the financial year. Such report shall include
        (i) the description of services who provided to or by a Related Party of the Corporation and a description of the nature and extent of such services and charges therefor, and (ii) details of all transfers of funds between the Corporation and Persons who/which are Related Parties thereto, including their purpose and amounts.

15.8 The Board shall hold meetings not less than four (4) times in each fiscal year, which quarterly meetings shall take place within forty-five
        (45) days of the end of each quarter of the financial year, except the fourth quarter which shall take place within seventy-five (75) days of the year end. Each Director and any observer appointed by Faire Trust pursuant to Section 15.4.7 shall be reimbursed his out-of-pocket expenses to attend each meeting of the Board and outside Directors will have the right to receive a reasonable Director's fee.

15.9 Notices of meetings of the Board shall be sent not less than ten (10) days in advance. They shall be accompanied by a brief but complete summary of all business on the agenda of the meeting. Not later than five (5) days prior to the date of the meeting, each director shall have received copies of all documents necessary or useful to allow the directors to make an informed decision.

15.10 The parties covenant and agree that the quorum for meetings of the Board shall require a majority of the Directors to be present and that, within that majority, at least one (1) representative of each of Cinepix, Pettigrew and SGF Tech, if any at all relevant time, must be present. In the event that the absence of one representative of Cinepix, Pettigrew or SGF Tech causes a meeting of the Board to be adjourned to a date which may not be earlier than five (5) Business Days (or not to be earlier than two (2) Business Days in case of urgency) or later than ten
        (10) Business Days after the originally convened meeting, quorum for such adjourned meeting shall only require a majority of the directors to be present.

15.11 A Director of the Corporation may participate at a meeting of the Board by means of conference call or other telecommunication means allowing all participants to the meeting to communicate between themselves. Such a Director is deemed to be present at such a meeting as any other Director present physically.

15.12 Each Party hereto shall at all times carry out and use its best efforts to cause the Corporation and, to the extent permitted by Applicable Law, its nominees on the Board to carry out the provisions of this Amended and Restated Agreement. Each Party hereto shall duly and punctually do, or cause to be done, all such things, including without limitation, voting or causing to be voted all the Shares held by such Party as shall be necessary or desirable to give effect to this Amended and Restated Agreement.

15.13 The Parties covenant and agree that the quorum for meetings of Shareholders shall be a majority in votes of the Shareholders present personally or by proxy including the vote of Cinepix, Pettigrew, Fiducie Pettigrew and SGF Tech. In the event that the absence of Cinepix, Pettigrew, Fiducie Pettigrew and SGF Tech causes a meeting of the Shareholders to be adjourned to a date which may not be earlier than five (5) Business Days (or not to be earlier than two (2) Business Days in case of urgency) or later than ten (10) Business Days

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                                                                              38


        after the originally convened meeting, quorum for such adjourned meeting shall only require a majority (in number of the Shareholders to be present personally or by proxy). The quorum for special meetings of class of shareholders shall require a majority in votes of the shareholders of said class to be present personally or by proxy, except as otherwise provided in the Articles.

15.14 Unless otherwise stipulated in this Amended and Restated Agreement or in the Articles, the parties covenant and agree that questions to be decided by any meeting of Shareholders or the Board shall be decided by a majority vote.

15.15 No Shareholder or Director, whether chairman of a Shareholders' meeting or chairman of the Board or otherwise shall exercise a casting vote.

15.16 Unless otherwise decided by the Board and subject to Pettigrew's rights provided for in the Employment Agreement, Pettigrew is the President and Chief Executive Officer. The vice-presidents, the secretary and the treasurer as well as an assistant-secretary of the Corporation shall be nominated by resolutions of the Board.

15.17 Until replaced by decision of the Shareholders pursuant to Section 15.1, Samson Belair Deloitte & Touche of Montreal are chosen as Auditors of the Corporation and its Subsidiaries.

15.18 The parties covenant and agree that unless decided otherwise by the Board, the President shall exercise the voting rights of the Corporation as shareholder of any of its Subsidiaries or any other company and shall be authorized signatory of the Corporation for such purposes in accordance with the instructions of the Board.

          Article 16 TRANSFER OF VOTING RIGHTS; CONVERSION OF SHARES;
                        QUEBEC CONTROL; SHARES IN TRUST

16.1 In the event of any transaction or agreement of any sort whatsoever (including a transfer of Shares) to which either or both Cinepix Films, Cinepix (and their successors or assigns) or their direct or indirect shareholders are party, that but for the provisions of this Article 16, would result in the loss of the Quebec Tax Credits and/or Canadian Tax Credits by the Corporation, the Shareholders and the Corporation agree that a voting trust with respect to Cinepix's Shares in the Corporation and its successors' or assigns' Shares in the Corporation will be granted to Pettigrew (or, if he is no longer an Officer of the Corporation, to the highest ranking Quebec Officer of the Corporation) and this voting trust will automatically become effective immediately prior to the occurrence of such event and shall remain in effect for a period of ninety (90) days from the earliest of a) the receipt of any notice of such a possible transfer, transaction or other agreement to the Corporation and to Pettigrew (or to said highest ranking Quebec Officer) or b) the day the Corporation and/or Pettigrew (or said highest ranking Quebec Officer) finds out about such possible transfer, transaction or other agreement by any other means. During the period of the voting trust, Cinepix and Cinepix Films shall be entitled (but not obliged) to take such steps as each of them determines necessary or advisable to ensure that the Corporation continues to be eligible for the Quebec Tax Credits and/or Canadian Tax Credits (as applicable). The Shareholders and the Corporation hereby undertake and agree to do all reasonable acts and to provide such assistance as may be requested of them by Cinepix in this regard. The Corporation's eligibility for such tax credits will be determined pursuant to an affirmative written unrestricted legal opinion obtained from an independent Quebec legal counsel retained jointly by the Corporation, Pettigrew, (or the highest ranking Quebec Officer, if Pettigrew is no longer an Officer of the Corporation), SGF Tech and Cinepix at the Corporation's costs. Provided such an affirmative written unrestricted legal opinion is obtained within the said 90-day period, the voting trust will terminate.

16.2 If at the end of such 90-day period while the voting trust is in force, no such affirmative written unrestricted legal opinion has been obtained or the then shareholder(s) of Cinepix Films and/or Cinepix (or its successors and assigns), as the case may be, has (have) not rectified or, as the case may be, may not rectify, the situation to the satisfaction of the independent Quebec legal counsel (as confirmed by such counsel in a written unrestricted legal opinion) in such a way that the Corporation will not lose the benefit of the Quebec Tax Credits and/or the Canadian Tax Credits, then all of the following events will occur simultaneously:

        16.2.1 all Class P Shares held by Pettigrew and Pettigrew's Corporation and their successors or assigns in the Corporation will be automatically converted into Class B Shares;

        16.2.2 thereafter, the Convertible Debenture, if still held by Cinepix or any other person (other than Pettigrew and Pettigrew's Corporation or their successors or assigns), automatically ceases to be convertible into Class B Shares and can only be converted into Class A Shares; and

        16.2.3 all Class B Shares of the Corporation (except for the Class B Shares held by Pettigrew and Pettigrew's Corporation or their successors or assigns following the conversion of the Class P Shares into Class B Shares which are being converted simultaneously) will be automatically converted into Class A Shares.

16.3 In addition to the provisions of Section 16.2 above, if Pettigrew and/or Pettigrew's Corporation does not own enough Shares to obtain (with other holders who are Quebec Residents) a 51% voting Control of the Corporation (or such control of the Corporation by Quebec Residents as is necessary for the Corporation to remain eligible for the Quebec Tax Credits and/or Canadian Tax Credits), (or if Pettigrew is no longer an Officer of the Corporation, if the highest ranking Quebec Officer of the Corporation does not have with other holders who are Quebec Residents such a fifty-one percent (51%) voting Control of the Corporation (or such control of the Corporation by Quebec Residents as is necessary for the Corporation to remain eligible for the Quebec Tax Credits and/or Canadian Tax Credits)), Pettigrew or the highest ranking Quebec Officer of the Corporation, as the case may be, shall have the right to receive, at no cost, except a nominal value of One Dollar ($1.00) (and without tax consequences), a sufficient number of Class C Shares to achieve the required control, it being understood that such Class C Shares will be redeemed by the Corporation if holders who are Quebec Residents eventually come to achieve the required control . Any tax consequences will be borne by the Corporation.

16.4 When the voting trust mechanism provided in this Article 16 is triggered, Pettigrew (or the highest ranking Quebec Officer of the Corporation, if Pettigrew is no longer an Officer of the Corporation) is automatically granted the right to appoint such number of Directors to obtain a majority in Board members (if necessary, the number of Directors will be increased to such number required, notwithstanding the provisions of Section15.3), it being understood that the Shareholders (except Pettigrew and Pettigrew's Corporation if Pettigrew is benefiting of the voting trust mechanism provided for in this Article 16) shall maintain their rights to appoint the same number of directors they had the right to appoint as of the date of beginning of the voting trust mechanism, as outlined in
        Section 15.4.

16.5 Given the fact that eligibility of the Corporation for the Quebec Tax Credits is based on a Control of the Corporation by Quebec Residents, the Shareholders, the Corporation, Cinepix Inc. and Cinepix Films agree that the Shares owned by Cinepix in the Corporation as well as Shares owned by Cinepix Films in Cinepix from time to time (collectively the "VOTING TRUST Shares") may not be directly or indirectly transferred or agreements with respect to exercise of voting rights of the Voting Trust Shares cannot be entered into before a 45-day prior written notice has been given to the Chief Executive Officer of the Corporation. This
        Section 16.5 will cease to apply if Pettigrew and/or Pettigrew's Corporation have Control of the Corporation.

16.6 Any issuance of voting Shares (to Persons other than to SGF Tech) occurring after Article 16 has given voting Control to Pettigrew or to the highest ranking Quebec Officer of the Corporation shall require additional and simultaneous issues of Class C Shares to Pettigrew or, as the case may be, the highest ranking Quebec Officer of the Corporation, to the extent necessary to ensure that the Control of the Corporation be preserved in the hands of Quebec Residents. Such additional issues of Class C Shares shall be made at nominal value and without tax consequences for their holder.

16.7 This Article 16 shall cease to apply (without retroactive effects) if the aggregate of the Quebec Tax Credits and the Canadian Tax Credits (without taking into account any expected loss of these credits resulting from any transaction or agreement contemplated in Section 16.1) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve
        (12) months) (according to the then approved budget) less than five percent (5%) of the Corporation's annual revenues.

16.8 It is also agreed that this Article 16 shall not apply to said transaction or agreement (but may apply to subsequent transactions or agreements): (1) in the case of an expected loss of the Quebec Tax Credits only, resulting from said transaction or agreement, if the Quebec Tax Credits (without taking into account the expected loss of the Quebec Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Corporation's annual revenues; or (2) in the case of an expected loss of the Canadian Tax Credits only, resulting from said transaction or agreement, if the Canadian Tax Credits (without taking into account the expected loss of the Canadian Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Corporation's annual revenues.

16.9 The Shareholders and the Corporation agree that the spirit of the provisions of Article 16 should be preserved in as much as possible after the Corporation has successfully completed a Public Listing and, in this respect, to execute any agreement or other instrument reasonably required for such purpose.

                              Article 17 FINANCING

17.1 Except for existing investments, loans or guarantees by the Shareholders with respect to the Corporation, none of the Shareholders shall have any obligation to provide, or to arrange for or to cause others to provide, any financing to the Corporation, whether by way of subscription for Shares, the making of loans, the giving of guarantees or otherwise.

17.2 Except as provided for in Subsection 15.1.21(e), nothing contained in this Amended and Restated Agreement restricts the right of the Corporation to obtain financing through loans and other financial instruments.

17.3 Without restricting Section 17.1, and except as provided in Article 18 or in any agreement duly accepted by the Corporation, any loans and advances made by a Shareholder to the Corporation (and its Subsidiaries or Affiliates) shall bear from the date of execution of this Amended and Restated Agreement an annual rate of interest equal to the prime commercial lending rate of the Corporation's banker plus one percent (1%).

17.4 Without restricting Section 17.1, any Shareholder who guarantees the debts or obligations of the Corporation (and its Subsidiaries and Affiliates) shall have a right to receive from the Corporation (or, as the case may be, its Subsidiaries and Affiliates): a) upon execution of any guarantee, a fee equivalent to one percent (1%) of the amount of guarantee plus the reimbursement by the Corporation of any reasonable bank fees as accepted by the Corporation; and b) from April 1st 2000 an annual fee equivalent to one percent (1%) of the averaged yearly amount of guarantees which is in place during each financial year of the Corporation (or, as the case may be, its Subsidiaries and Affiliates' financial year). For greater certainty, for purposes of Section 17.4, guarantees of Corporation's debts and obligations by a Shareholder, existing as of April 1st 2000 shall be deemed to be executed as of the date of this Amended and Restated Agreement. Notwithstanding anything to the contrary herein, this Section is not applicable, and shall not modify the terms and conditions of that certain Guarantee and Acknowledgement executed on December 22, 2000 by the Corporation, Cinegroupe SaGwa Inc., Pettigrew and Faire Trust.

                        Article 18 ADDITIONAL FINANCING

18.1 In the event an injection of funds in the Corporation becomes necessary in order to prevent cessation or material curtailment of its consolidated activities, including, without limitation, in order to prevent the Corporation being in default under its Material agreements (including pursuant to financial covenants), to prevent a petition in bankruptcy being filed against the Corporation or to prevent a seizure of a substantive portion of its assets, and provided the Corporation has exhausted all other avenues and recourses and no sources of conventional financing are reasonably available, should additional funds be required by the Corporation, upon reasonable conditions, any Shareholder shall be entitled, in his or its sole discretion, to contribute the funds required by the Corporation by way of a loan made by such Shareholder (the "LENDING SHAREHOLDER"), which loan the Corporation shall be required to accept, subject to the terms and conditions set out below:

        18.1.1 the loan made by the Lending Shareholder shall be repayable on demand and shall bear interest at an annual rate equal to the prime rate of the principal banker financing the ongoing operations of the Corporation, plus a four percent (4%) premium computed daily, payable monthly on the first day of each month following disbursement (the "EMERGENCY LOAN");

        18.1.2 the repayment of the Emergency Loan shall be secured, as of disbursement, by a first-ranking mortgage on all the property of the Corporation or its Subsidiaries, as the case may be, or a mortgage having the then best-available rank for each class of property; provided that such security shall also enure to the benefit of all Shareholders having contributed their Proportional Share of the Emergency Loan, as defined below;

        18.1.3 the Lending Shareholder may, in this respect, pay a creditor of the Corporation or its Subsidiaries, as the case may be, directly, for and on behalf, and to the discharge, of the Corporation or its Subsidiaries.

18.2 The Corporation shall notify the other Shareholders in writing as soon as it shall have been granted the Emergency Loan, indicating the identity of the Lending Shareholder and the amount of the Emergency Loan.

18.3 Within thirty (30) days following receipt of notice from the Corporation pursuant to the preceding Section, each other Shareholder shall have the option of making an additional contribution of funds in an amount equal to his or its proportional share of the Emergency Loan, computed on a Pro Rata Basis (the "PROPORTIONAL SHARE OF THE EMERGENCY LOAN"). Such additional contribution of funds to the Corporation shall be used to repay unto the Lending Shareholder loan to the latter's Proportional Share of the Emergency Loan.

18.4 Should a Shareholder refuse to contribute to the Corporation his or its whole Proportional Share of the Emergency Loan within said 30-day time period, he or it shall be deemed to have refused to exercise the option of contributing funds to the Corporation equal to his or its Proportional Share of the Emergency Loan; such Shareholder shall not be deemed in default hereunder for his refusal to contribute to the Emergency Loan.

18.5 If, upon expiry of the time limit set out in Section 18.3, a Shareholder has not exercised, or is deemed to have refused to exercise, his or its option to contribute his or its Proportional Share of the Emergency Loan in its entirety, the Corporation shall then notify forthwith the other Shareholders who sent the notice referred to in Section 18.3 and the latter shall have fifteen (15) Business Days following receipt of the notice of the Corporation, in order to confirm their intention to contribute funds in excess of their respective Proportional Share of the Emergency Loan according to the same conditions and pro rata to the number of Shares held by each of the Shareholders having contributed his or its entire Proportional Share of the Emergency Loan.

18.6 Should a Shareholder refuse to contribute his or its Proportional Share of the Emergency Loan in full to the Corporation, and, as a result, one or several of the Shareholders (including the Lending Shareholder) agrees to assume more than their Proportional Share of the Emergency Loan, then such Shareholders shall each, at any time, within three (3) years following disbursement of the Emergency Loan, in their discretion, be entitled to request the conversion of all or part of the funds contributed by them by way of Emergency Loan, both in principal and interest, into Class E Shares for SGF Tech and Class A Shares to the other Shareholders, at a conversion price equal to the Fair Market Value of the Class E Shares or the Class A Shares of the Corporation, as the case may be, at the time of disbursement of the

        Emergency Loan, as determined in accordance with Section 18.7 hereof, notwithstanding the effective date of the conversion.

18.7 Where any option to contribute granted pursuant to Article 18 is exercised by one or several Shareholders, or where a Shareholder exercises his or its right of conversion in accordance with Section 18.6, the parties involved shall close the transaction within thirty
        (30) days following expiry of all the time limits set out in Section 18.5, or following the request for conversion of the loan into Shares of the Corporation, as provided for in Section 18.6 hereof.

                   Article 19 UNDERTAKINGS OF THE CORPORATION

19.1 The Corporation undertakes not to directly or indirectly encumber or grant any hypothec in or to its Securities issued or to be issued by it.

19.2 For the purpose of Section 19.1, hypothec shall mean any hypothec, charge, pledge, lien or other encumbrance of any nature however arising, but excluding rights of set-off or compensation (other than rights of set-off or compensation in respect of cash or other assets deposited or pledged for the purpose of securing any liability) in favour of any bank or any other person arising in the ordinary course of business whether by operation of law or by contract as regards cash management, netting or derivative products (including swaps) arrangements of the Corporation or any of its Subsidiaries.

19.3 For so long as SGF Tech holds at least ten percent (10%) of the issued and outstanding Shares of the share capital of the Corporation, each of the Corporation and its Subsidiaries (except foreign Subsidiaries created in the normal course of business, with the consent of SGF Tech, and CINE-GROUP U.S. Inc., ANIMATOON CO. Ltd. and CHILIANIMACION LIMITADA) undertakes to keep its head office and principal place of business in Quebec and to provide SGF Tech with financial information on a timely and regular basis as provided in Sections 6.9 and 6.10 of the Subscription Agreement.

              Article 20 UNDERTAKINGS IN CASE OF A PUBLIC LISTING

20.1 In the case of Public Listing, the Shareholders (other than Pettigrew and/or Pettigrew's Corporation and SGF Tech) covenant and agree that they will consent in favour of Pettigrew (and/or Pettigrew's Corporation) that the latter may sell, if the underwriter or lead agent so accepts, in priority to all other Shareholders up to an aggregate value of One Million Canadian Dollars (CDN$1,000,000) of value of Shares in all such public offering(s) (including the Public Listing).

20.2 In the case of Public Listing, the Shareholders (other than Fox Family and Faire Trust) covenant and agree that they consent in favour of Fox Family and Faire Trust that Fox Family and Faire Trust may sell, if the underwriter or lead agent so accepts, in priority to all other Shareholders, but after the priority right provided for in Section 20.1, up to an aggregate value equivalent to, on a Pro Rata Basis between Fox Family and Faire Trust:

        20.2.1 in the case of Fox Family, Three Million Canadian Dollars (CDN$3,000,000) plus interest paid or payable pursuant to the loan agreement entered into between Faire Trust and Fox Family on June 23, 1998, as amended, referred to in Section 3.1; and

        20.2.2 in the case of Faire Trust, one half (1/2) the amount provided above in Subsection 20.2.1 plus, the amount provided in Subsection 20.2.1 if Faire Trust acquires all of Fox Family's Shares, directly or indirectly, by any means whatsoever;

        in all such offering(s) (including the Public Listing).

                   Article 21 REPRESENTATIONS AND WARRANTIES

21.1 Each Shareholder hereby represents and warrants the following to the other Shareholders, as of the date hereof:

        21.1.1 except in the case of Pettigrew who is an individual, and in the cases of Faire Trust and Fiducie Pettigrew which are trusts, it is a corporation duly organized, validly existing and in good standing under the laws pertaining to its incorporation;

        21.1.2 it (he) has all requisite power and authority to own and operate its assets, properties and business and to carry on its business as now conducted;

        21.1.3 it (he) has all requisite power, authority and approval required to enter into, execute and deliver this Amended and Restated Agreement and to perform fully its obligations hereunder;

        21.1.4 it (he) has taken all actions necessary to authorize it to enter into and perform its obligations under this Amended and Restated Agreement and this Amended and Restated Agreement is a legal, valid and binding obligation of it (him); and

        21.1.5 neither the execution and delivery of this Amended and Restated Agreement by it (him), nor the performance of its (his) obligations hereunder, will conflict with, or result in a breach of, or constitute a default under any provision of its constating documents or its by-laws, if applicable, or any law, judgment, order or decree of any Court or of any contract, agreement or other instrument to which it (he) is a party or by which it (he) is bound.

21.2    Other representations and warranties:

        21.2.1 Faire Trust represents and warrants to the other Shareholders that it is a duly organized, validly existing and a good standing trust under the laws of Ontario and Robert Paul is its sole trustee;

        21.2.2 Fiducie Pettigrew represents and warrants to the other Shareholders that it is a duly organized, validly existing and a good standing trust under the laws of Quebec and Pettigrew and Jacqueline Pettigrew are its sole trustees, and as long as Pettigrew shall remain a trustee of Fiducie Pettigrew, there shall be only Two (2) trustees of Fiducie Pettigrew.

21.3 Each of the Shareholders hereby covenants and agrees to do, and to use its (his) best efforts in order to cause to be done by any other person, all things or acts necessary or desirable so that its (his) representations and warranties contained in this Article remain in full force and effect at any time hereafter during the term of this Agreement.

                           Article 22 CONFIDENTIALITY

22.1 All confidential records, material and information and copies thereof, and all trade secrets (and without restricting the generality of the foregoing, including all confidential information and documentation relating to the products in which the Corporation and all its Subsidiaries have an interest and all intellectual property of the Corporation and all its Subsidiaries) concerning the Business of the Corporation and of all its Subsidiaries obtained by any of the Shareholders of the Corporation shall remain the exclusive property of the Corporation or of its Subsidiaries, as the case may be. During the term of this Amended and Restated Agreement, or at any time thereafter, each such persons shall not divulge the contents of such confidential records or any of such confidential information or trade secrets to any person other than to the Corporation or the Corporation's qualified employees, except as may be required by law or otherwise in the proper discharge of their duties for the Corporation and for the Corporation's Subsidiaries, and each such persons shall not, following the termination of this Amended and Restated Agreement and for a period of three (3) years thereafter, for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. Under no circumstances shall any such persons remove any books, records or documents or copies thereof (whether or not confidential) from the offices of the Corporation or of the Subsidiaries, nor shall they make any copies of any such books, records or documents or copies thereof for use outside the offices of the Corporation or of the Subsidiaries, except as specifically authorized by the Board or into the Subscription Agreement or except in the proper discharge of their duties for the Corporation and for the Subsidiaries.

22.2 For the purposes hereof, confidential records, material and information include confidential or proprietary information known or used by the Corporation and/or its Subsidiaries in connection with the Corporation's and the Subsidiaries' Business, including but not limited to any matters relating to products owned by or in which the Corporation or its Subsidiaries has any interest including any scripts, all intellectual property owned by the Corporation or its Subsidiaries or in which it has an interest, information and documentation relating to output and/or distribution arrangements, compilation of information, data, program, code, method, technique or process, information about or relating to suppliers or customers of the Corporation and of its Subsidiaries and markets and marketing plans of the Corporation and of its Subsidiaries, present and future, information about or relating to potential business ventures of the Corporation and/or its Subsidiaries, financial information of all kinds relating to the Corporation and to its Subsidiaries and its activities, all inventions, ideas, and related material, but does not include any of the foregoing which is not of a confidential or proprietary nature or becomes a matter of public knowledge through no fault of any such persons concerned by this Article.

22.3 Without intending to limit the remedies available to the Corporation and to its Subsidiaries, the Shareholders of the Corporation acknowledge that damages at law will be an insufficient remedy to the Corporation and its Subsidiaries in view of the irreparable harm which will be suffered if the terms of Article 22 are violated by any of them, as the case may be, and agree that the Corporation and its Subsidiaries may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Corporation and its Subsidiaries.

22.4 In the event that any provision, clause or covenant herein, or part thereof, shall be deemed void or invalid or unenforceable by a court of competent jurisdiction, the remaining provisions, clauses and covenants, and parts thereof, shall be and remain in full force and effect. If, in any judicial proceeding, any provision, clause or covenant of this Amended and Restated Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision, clause or covenant shall be interpreted to be only so broad as it may be to be enforceable.

22.5 Notwithstanding Section 22.1, Shareholders are entitled to disclose to any potential buyer of their Shares and Convertible Debentures all relevant information in order to give to such potential buyer the opportunity to estimate the relevancy to acquire such Shares and Convertible Debenture subject to the fact that such potential buyer shall previously enter into a confidentiality agreement in favour of the Corporation and its Subsidiaries and copy of same is remitted to the Corporation.

22.6 Notwithstanding any provision to the contrary and any confidentiality undertaking or fiduciary duty, the Parties recognize that directors designated by SGF Tech to the Board shall be authorized to disclose information to the SOCIETE GENERALE DE FINANCEMENT as long as this information is used in good faith and not disclosed to a direct competitor of the Corporation and or any of its Subsidiaries.

                          Article 23 NON-SOLICITATION

23.1 Each of the Shareholders, except for SGF Tech, undertakes in favour of the other Shareholders, the Corporation and its Subsidiaries for so long as they or any Person which is a Related Party of any of them remains a Shareholder of the Corporation and for a period of at least three (3) years hereafter whether directly or indirectly, alone or in partnership or in association or jointly with any other Person, as principal, agent, shareholder, lender, guarantor, employee, partner, consultant or subcontractor or in any other manner, not to:

        23.1.1 except for Lions Gate, Fox Family and Faire Trust, solicit, interfere or endeavour to direct or entice away from the Corporation or its Subsidiaries any customer, client, supplier or any Persons in the habit of dealing with the Corporation or its Subsidiaries or other customers, clients, suppliers or Person, approached by the Corporation or its Subsidiaries during the year preceding the end of such Shareholder's relationship with the Corporation or its Subsidiaries; or

        23.1.2 encourage any employee, consultant, officer or Director of the Corporation or its Subsidiaries or of a Person offering management services to the Corporation or its Subsidiaries to leave the Corporation or employ or solicit for employment any employee, consultant, officer or Director who is at the time of employment or solicitation employed or rendered services to the Corporation, its Subsidiaries or to a Person offering management services to the Corporation or its Subsidiaries.

23.2 Each of the Shareholders acknowledges that its failure to respect its commitments and obligations set out in Section 23.1 would cause the Corporation and its Subsidiaries sufficient prejudice to justify, in addition to the consequences contemplated in Article 23, recourse to the remedies of injunction and seizure before judgment.

23.3 Each of the Shareholders recognizes that the restrictions contemplated in Section 23.1 are reasonable and valid, particularly with regard to their duration, their extent and the Persons contemplated thereby, and that these restrictions are essential in order to enable the Corporation and its Subsidiaries to protect their position adequately in the field where they carry on business, operate or pursue their activities and therefore exempts the Shareholders, the Corporation and its Subsidiaries from establishing the validity of these restrictions before any arbitration board or other court.

23.4 The Parties acknowledge that if the extent of any restriction contained in this Article 23, is judged to be unreasonable, which is not the opinion of the Parties on the date hereof, such a restriction shall then be applicable up to the maximum permitted by the Applicable Law and the Parties hereby agree and accept that the extent of this restriction may be modified accordingly by any arbitration board or other court within the context of any procedure to enforce and give effect to such restriction.

                             Article 24 ARBITRATION

24.1 In the event of any dispute between the parties (including the intervening parties) relating to this Amended and Restated Agreement, whether such dispute is relating to the interpretation or application of its provisions or to the existence of any of their respective rights and obligations hereunder or to the nature or the amount of the obligations and responsibilities resulting from this Amended and Restated Agreement, such dispute shall be submitted to arbitration, to the exclusion of any court of law having otherwise competent jurisdiction, in accordance with the provisions of the Code of Civil Procedure of the Province of Quebec, modified as follows, it being understood that this Article 24 shall constitute an arbitration agreement within the meaning of the Civil Code of the Province of Quebec:

        24.1.1 the dispute shall be submitted to the arbitration of three arbitrators, the party requiring the arbitration designating the first arbitrator and the other party or the other parties to the dispute having a conflicting interest with the requiring party designating the second arbitrator and the third arbitrator being designated jointly by the two first arbitrators so designated. All arbitrators must be lawyers qualified to practise law within the Province of Quebec;

        24.1.2 a party requiring arbitration shall give notice thereof to the other party or the other parties to the dispute having a conflicting interest and shall provide in such notice the name and address of the arbitrator for the purposes of this Amended and Restated Agreement as well as the details of the dispute;

        24.1.3 within ten (10) Business Days after a notice of arbitration has been sent pursuant to Subsection 24.1.2 above, all of the other parties to the dispute having a conflicting interest with the party submitting the issue to arbitration shall agree on the name of the second arbitrator and shall give notice of the name and address of such second arbitrator to the requesting party and the first arbitrator within such ten (10) Business Days period, failing which all of such other parties shall be deemed to have waived their rights to designate an arbitrator, and the arbitration shall be held by one arbitrator only, namely the arbitrator designated pursuant to 24.1.2 above;

        24.1.4 subject to the provisions of the preceding paragraph relating to the resolution of the dispute by one arbitrator, the third arbitrator shall be designated by the other two arbitrators within five (5) Business Days following receipt by the requiring party and the first arbitrator of the notice described in 24.1.3 above in respect of the designation of a second arbitrator;

        24.1.5 the hearing of the arbitration shall be held on the territory of the Metropolitan Region of Montreal, at such place and at such time as shall be determined jointly by the arbitrators and within a delay of ten (10) Business Days of the nomination of the third arbitrator or sole arbitrator, as the case may be;

        24.1.6 the arbitrators are authorized to determine their own procedure and shall render their decision in writing in such form as they shall decide; the arbitrators shall allocate the expenses relating to the arbitration in the manner which they shall see fit which for such purposes shall take into account, inter alia, the relative success of the arguments of each of the parties to the arbitration;

        24.1.7 the arbitrators shall, to the extent possible, render their decision and give notice thereof to the parties within a period of ten (10) Business Days following the hearing of the parties involved in the arbitration or, as the case may be, such period of time (which shall not be more than five (5) Business Days) which they shall grant to the parties involved to the arbitration to submit in writing their arguments following the hearing;

        24.1.8 the decision of the arbitrators shall be final and binding on the parties to the arbitration and the provisions of Sections 946 to 946.6 inclusively of the Code of Civil Procedure of the Province of Quebec relating to the homologation of arbitration decisions shall apply;

        24.1.9 the arbitrators shall resolve the dispute in accordance with the rules of law and shall not act as "aimables compositeurs";

        24.1.10 the English and French languages shall be the languages of arbitration, as requested by the parties to arbitration; and

        24.1.11 nothing in this Article 24 shall be interpreted or construed so as to affect or limit the rights of any parties hereto of seeking any injunction, constraining order, or other mandatory relief available to them under the law from any court having jurisdiction with respect to any breach or violation or anticipated breach or violation of any of the covenants provided in this Amended and Restated Agreement.

                               Article 25 GENERAL

25.1 A copy of this Amended and Restated Agreement shall be filed with the Corporate Records of the Corporation at the office of the Corporation.

25.2    Time shall be of the essence of this Amended and Restated Agreement.

25.3 Any notices, demand or other communication required or permitted to be given to any party or intervening party hereunder shall be in writing and shall be either:

        25.3.1  personally delivered;

        25.3.2  sent by same-day or next-day courier; or

        25.3.3  sent by facsimile

        Any notice so given shall be sent to the parties or intervening parties at their respective addresses set out below:

        25.3.4  If to Cinepix:

                ANIMATION CINEPIX INC. 3600 Thimens Boulevard
                St-Laurent, Quebec Canada H4H 1V6
                Fax: (514) 336-6606 Attention: The President

        25.3.5  if to Pettigrew:

                JACQUES PETTIGREW 1835 du Sommet Trinite Street
                St-Bruno, Quebec Canada J3V 6E4

        25.3.6  if to Faire Trust:

                FAIRE TRUST 45 Charles Street Suite 702
                Toronto, Ontario Canada M4Y 1S2
                Fax: (416) 920-5140
                with a copy to:
                FOLEY, BRODERICK, C.A. 130 Adelaide Street West 32nd Floor Toronto, Ontario Canada M5H 3P5
                Fax: (416) 863-1510 Attention: Mr. Brent Insley

        25.3.7  If to Fox Family:

                FOX FAMILY WORLDWIDE, INC. 10960 Wilshire Boulevard Los Angeles, California United States of America 90024
                Fax: (310) 235-5552 Attention: The President

        25.3.8  if to Fiducie Pettigrew:

                FIDUCIE FAMILLE PETTIGREW 1835 du Sommet Trinite Street St-Bruno, Quebec Canada J3V 6E4
                Attention: Mr. Jacques Pettigrew and Mrs. Jacqueline Pettigrew, Trustees

        25.3.9  If to SGF Tech:

                SGF TECH INC. c/o Societe generale de financement du Quebec 600 de La Gauchetiere West Suite 1500
                Montreal, Quebec H3B 4L8
                Attention: The President Fax: (514) 876-1656

        25.3.10 if to the Corporation:

                CORPORATION CINEGROUPE 1151 Alexandre-de-Seve
                Montreal, Quebec Canada H2L 2T7
                Fax: (514) 524-1997 Attention: The President

        25.3.11 if to Lions Gate:

                LIONS GATE ENTERTAINMENT CORP. Suite 3123, Three Bentall Centre 595 Burrard Street
                Vancouver, British Columbia Canada V7X 1J1
                Fax: (604) 609-6145 Attention: The Senior Vice President

        Either party and intervening party may from time to time change its address by written notice to the other party and intervening party given in accordance with the provisions hereof. Any notice or communication shall be deemed to have been received on the next Business Day after which it was delivered, if personally delivered or sent by courier, or on the next Business Day after it was sent by facsimile, if it was so sent.

25.4 The provisions of this Amended and Restated Agreement shall apply to any Shares issued pursuant to an option granted by the Corporation, to Shares issued pursuant to a convertible debenture, to any Shares resulting from the reclassification, subdivision, consolidation or corporate reorganization and to any Shares of the Corporation received by the holders as a stock dividend and to any Shares or other securities of the Corporation which may be received by the holder of such Shares on amalgamation, reorganization or reconstruction of the Corporation or to any other Shares which may hereafter be issued to the Shareholders.

25.5 Subject to the Articles and By-Laws of the Corporation, this Amended and Restated Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matters herein contained and supersedes and replaces any provisions of any other document heretofore entered into by them with respect to the subject matters herein, including the Former Agreement, the First Amendment, the Second Amendment and the Letter of Intent.

25.6 Unless otherwise stipulated, all amounts expressed in this Amended and Restated Agreement are in the Canadian currency. If any of the provisions of this Amended and Restated Agreement are ever held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Amended and Restated Agreement, and the Amended and Restated Agreement shall be construed and enforced as if such illegal and invalid provisions had never been inserted therein. If, in any judicial proceeding, any provision, clause or covenant of this Amended and Restated Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision, clause or covenant shall be interpreted to be only so broad as it may be to be enforceable.

25.7 This Amended and Restated Agreement may be executed in counterparts, each of which, when so executed and delivered to all other parties and intervening parties, shall be deemed to be an original and when taken together shall be deemed to be one and the same agreement.

25.8 The Shareholders, the Corporation and the other intervening parties agree to do all things and execute any and all documents, upon the request of any of the other, to better effect complete consummation of the transactions contemplated by this Amended and Restated Agreement as well as the true intent and purposes of this Amended and Restated Agreement including to vote Shares which any one of them may hold or have Control over and to use its best efforts so as to cause to be done, executed, acknowledged or delivered by any other person, all such further acts or other things, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable.

25.9 Section 15.1 of this Amended and Restated Agreement is an unanimous shareholders' agreement within the meaning of Sections 123.91 and following of the Companies Act (Quebec) and must be interpreted as such. No by-law or resolution of the Board and of the Shareholders of the Corporation or Articles (with respect to transfer of shares only) may contradict or modify the provisions of this Amended and Restated Agreement and, should this occur, this Amended and Restated Agreement shall prevail. This Amended and Restated Agreement is governed by the laws of the Province of Quebec, Canada.

25.10   The preamble forms an integral part of this Amended and Restated
        Agreement.

25.11 This Amended and Restated Agreement has been drawn up and executed in the English language at the request of the Parties. La presente convention a ete redigee et executee dans la langue anglaise a la demande des parties. This Agreement shall be prepared and executed in French version if requested by SGF Tech. The parties hereto expressly agree that in the event of any misunderstanding, dispute or controversy, among them with respect to any of the provisions of this Agreement, the executed French version, if it exists, shall prevail.

25.12 The trustee of Faire Trust incurs no personal liability under this Amended and Restated Agreement and his liability is limited to the assets of Faire Trust. The trustees of Fiducie Pettigrew incur no personal liability under this Amended and Restated Agreement and their liability is limited to the assets of Fiducie Pettigrew.

25.13 This Agreement shall enure to the benefit of and be binding upon the parties and intervening parties, their respective heirs, executors, administrators, successors and permitted assigns as the case may be.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT

                                        ANIMATION CINEPIX INC.

                                        Per: ___________________________________
                                             Andre Link


                                        JACQUES PETTIGREW
                                        FAIRE TRUST

                                        Per: ___________________________________
                                             Robert Paul, in his capacity as
                                             trustee, without personal liability


                                        FOX FAMILY WORLDWIDE, INC.

                                        Per: ___________________________________
                                             Mel Woods


                                        FIDUCIE FAMILLE PETTIGREW

                                        Per: ___________________________________
                                             Jacques Pettigrew, in his capacity
                                             as Trustee, without personal
                                             liability

                                        Per: ___________________________________
                                             Jacqueline Pettigrew, in her
                                             capacity as Trustee, without
                                             personal liability


                                        SGF TECH INC.

                                        Per: ___________________________________
                                             Jean-Pierre Frechette

                                        Per: ___________________________________
                                             Andre Roy

AND INTERVENING HERETO                  CORPORATION CINEGROUPE

                                        Per: ___________________________________
                                             Andre Link

                                        Per: ___________________________________
                                             Jacques Pettigrew


                                        LIONS GATE ENTERTAINMENT CORP.

                                        Per: ___________________________________
                                             Gordon Keep

                                 SCHEDULE 1.2.20
                              CONVERTIBLE DEBENTURE

                                SCHEDULE 1.2.26
                       EMPLOYMENT AGREEMENT OF PETTIGREW

                                 SCHEDULE 1.2.34
                              LIONS GATE DEBENTURE

                                 SCHEDULE 1.2.37
                              OPTION TO FAIRE TRUST

                                 SCHEDULE 1.2.38
                               OPTION TO PETTIGREW

                                  SCHEDULE 3.1
              PUT AGREEMENT BETWEEN LIONS GATE ENTERTAINMENT CORP.
                           AND FOX FAMILY, AS AMENDED,
        AND PUT ASSIGNMENT AGREEMENT BETWEEN A FAIRE D'AUJOURD'HUI INC.,
                     FOX FAMILY AND LIONS GATE, AS AMENDED

                                  SCHEDULE 15.1
                               LIST OF COMPETITORS